                                                                    EXHIBIT 99.3



                           PRO FORMA VALUATION REPORT

                         BROOKLYN FEDERAL BANCORP, INC.

                               HOLDING COMPANY FOR
                          BROOKLYN FEDERAL SAVINGS BANK
                               Brooklyn, New York


                                  Dated As Of:
                                December 3, 2004







                                  Prepared By:

                              RP(R) Financial, LC.
                             1700 North Moore Street
                                   Suite 2210
                            Arlington, Virginia 22209

RP(R) FINANCIAL, LC.
----------------------------------------------
Financial Services Industry Consultants


                                             December 3, 2004


Board of Directors
BFS Bancorp, MHC
Brooklyn Federal Bancorp, Inc.
Brooklyn Federal Savings Bank
81 Court Street
Brooklyn, New York  11201-5003

Members of the Boards of Directors:

     At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the common stock which is to be offered in connection with the plan of stock issuance described below.

     This Appraisal is furnished pursuant to the conversion regulations promulgated by the Office of Thrift Supervision ("OTS"). Specifically, this Appraisal has been prepared in accordance with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" as set forth by the OTS, and applicable regulatory interpretations thereof.


Description of Reorganization and Plan of Stock Issuance
--------------------------------------------------------

     The Board of Directors of Brooklyn Federal Savings Bank ("Brooklyn Federal" or the "Bank") has adopted a plan of reorganization pursuant to which Brooklyn Federal will convert and reorganize into a mutual holding company structure. As part of the reorganization, Brooklyn Federal will become a wholly-owned subsidiary of Brooklyn Federal Bancorp, Inc. (the "Company"), a federal corporation, and the Company will issue a majority of its common stock to BFS Bancorp, MHC (the "MHC") a federally-chartered mutual holding company, and sell a minority of its common stock to the public. It is anticipated that the public shares will be offered in a Subscription offering to the Bank's Eligible Account Holders, Tax-Qualified Employee Plans, including the employee stock ownership plan (the "ESOP"), Supplemental Eligible Account Holders, Other Depositors and Directors, Officers and Employees. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the Subscription offering, the shares may be offered for sale in a Community Offering. The total shares offered for sale to the public will constitute a minority of the Company's stock (49.9% or less).


--------------------------------------------------------------------------------
Washington Headquarters
Rosslyn Center                                        Telephone:  (703) 528-1700
1700 North Moore Street, Suite 2210                     Fax No.:  (703) 528-1788
Arlington, VA  22209                              Toll-Free No.:  (866) 723-0594
www.rpfinancial.com                                E-Mail:  mail@rpfinancial.com

Board of Directors
December 3, 2004
Page 2


     Immediately following the Minority Stock Issuance, the primary assets of the Company will be the capital stock of the Bank and the net offering proceeds remaining after contributing proceeds to the Bank. The Company will retain up to 50% of the net offering proceeds. The Company intends to use a portion of the proceeds to make a loan directly to the ESOP to enable the ESOP to purchase up to 8.0% of the shares of common stock sold to the public in the offering.


RP(R) Financial, LC.
--------------------

     RP(R) Financial, LC. ("RP Financial") is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal, we are independent of the Bank, the Company and the MHC and the other parties engaged by the Bank to assist in the stock issuance process.


Valuation Methodology
---------------------

     In preparing our appraisal, we have reviewed the Bank's, the Company's and MHC's regulatory applications, including the prospectus as filed with the OTS and the Securities and Exchange Commission ("SEC"). We have conducted a financial analysis of the Bank that has included a review of its audited financial information for the fiscal years ended September 30, 2000 through September 30, 2004, various unaudited information and internal financial reports through September 30, 2004 and due diligence related discussions with the Bank's management; KPMG LLP, New York, New York, the Bank's independent auditor; Luse Gorman Pomerenk & Schick, the Bank's counsel in connection with the plan of stock issuance; and Sandler O'Neill & Partners, L.P., the Bank's financial and marketing advisor in connection with the stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

     We have investigated the competitive environment within which the Bank operates and have assessed the Bank's relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on the Bank and the industry as a whole. We have analyzed the potential effects of the minority stock offering on the Bank's operating characteristics and financial performance as they relate to the pro forma market value. We have reviewed the economy in the Bank's primary market area and have compared the Bank's financial performance and condition with publicly-traded thrifts in mutual holding Bank form, as well as all publicly-traded thrifts. We have reviewed market conditions for stocks in general and market conditions for thrift stocks in particular, including the market for existing thrift issues and the market for initial public offerings by thrifts. We have considered the market for the stocks of all publicly-traded mutual holding

Board of Directors
December 3, 2004
Page 3


companies. We have also considered the expected market for the Bank's public shares. We have excluded from such analyses thrifts subject to announced or rumored acquisition, mutual holding company institutions that have announced their intent to pursue second step conversions, and/or those institutions that exhibit other unusual characteristics.

     Our Appraisal is based on the Bank's representation that the information contained in the regulatory applications and additional information furnished to us by the Bank, its independent auditors, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Bank, its independent auditors, legal counsel and other authorized agents nor did we independently value the assets or liabilities of the Bank. The valuation considers the Bank only as a going concern and should not be considered as an indication of the Bank's liquidation value.

     Our appraised value is predicated on a continuation of the current operating environment for the Bank, the MHC and the Bank and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Bank's value alone. It is our understanding that there are no current plans for pursuing a second step conversion or for selling control of the Company or the Bank following the offering. To the extent that such factors can be foreseen, they have been factored into our analysis.

     Pro forma market value is defined as the price at which the Bank's stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.


Valuation Conclusion
--------------------

     It is our opinion that, as of December 3, 2004, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, both shares issued publicly as well as to the MHC, equaled $100,000,000 at the midpoint, equal to 10,000,000 shares at a per share value of $10.00. Pursuant to conversion guidelines, the 15% valuation range indicates a minimum value of $85,000,000 and a maximum value of $115,000,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 8,500,000 at the minimum and 11,500,000 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $132,250,000 without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 13,225,000. The Board of Directors has established a public offering range such that the public ownership of the Company will constitute a 30% ownership interest. Accordingly, the offering to the public of the minority stock will equal $25,500,000 at the minimum, $30,000,000 at the midpoint, $34,500,000 at the maximum and $39,675,000 at the supermaximum of the valuation range.

Board of Directors
December 3, 2004
Page 4


Limiting Factors and Considerations
-----------------------------------

     Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof.

     RP Financial's valuation was determined based on the financial condition and operations of Brooklyn Federal as of September 30, 2004, the date of the financial data included in the regulatory applications and prospectus.

     RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

     The valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the Bank's financial performance and condition, management policies, and current conditions in the equity markets for thrift stocks. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.


                                                 Respectfully submitted,

                                                 RP(R) FINANCIAL, LC.



                                                 /s/ William E. Pommerening
                                                 Chief Executive Officer


                                                 /s/ James P. Hennessey
                                                 Senior Vice President

RP(R) Financial, LC.


                                TABLE OF CONTENTS
                         BROOKLYN FEDERAL BANCORP, INC.
                               Brooklyn, New York


                                                                         PAGE
DESCRIPTION                                                             NUMBER
-----------                                                             ------

CHAPTER ONE          OVERVIEW AND FINANCIAL ANALYSIS
-----------

    Introduction                                                         1.1
    Plan of Stock Issuance                                               1.1
    Strategic Overview                                                   1.2
    Balance Sheet Trends                                                 1.5
    Income and Expense Trends                                            1.9
    Interest Rate Risk Management                                        1.14
    Lending Activities and Strategy                                      1.15
    Asset Quality                                                        1.18
    Funding Composition and Strategy                                     1.18
    Subsidiaries                                                         1.19
    Legal Proceedings                                                    1.20


CHAPTER TWO          MARKET AREA
-----------

    Introduction                                                         2.1
    Market Area Demographics                                             2.2
    Local Economic Trends                                                2.4
    Local Economy                                                        2.6
    Market Area Deposit Characteristics and Competition                  2.8


CHAPTER THREE        PEER GROUP ANALYSIS
-------------

    Peer Group Selection                                                 3.1
    Basis of Comparison                                                  3.2
    Brooklyn Federal's Peer Group                                        3.3
    Financial Condition                                                  3.6
    Income and Expense Components                                        3.9
    Loan Composition                                                     3.12
    Credit Risk                                                          3.12
    Interest Rate Risk                                                   3.15
    Summary                                                              3.15

RP(R) Financial, LC.


                                TABLE OF CONTENTS
                         BROOKLYN FEDERAL BANCORP, INC.
                               Brooklyn, New York
                                   (continued)


                                                                         PAGE
DESCRIPTION                                                             NUMBER
-----------                                                             ------

CHAPTER FOUR         VALUATION ANALYSIS
------------

    Introduction                                                         4.1
    Appraisal Guidelines                                                 4.1
    RP Financial Approach to the Valuation                               4.2
    Valuation Analysis                                                   4.3
        1.  Financial Condition                                          4.3
        2.  Profitability, Growth and Viability of Earnings              4.4
        3.  Asset Growth                                                 4.5
        4.  Primary Market Area                                          4.6
        5.  Dividends                                                    4.6
        6.  Liquidity of the Shares                                      4.8
        7.  Marketing of the Issue                                       4.9
               A.  The Public Market                                     4.9
               B.  The New Issue Market                                  4.13
               C.  The Acquisition Market                                4.14
        8.  Management                                                   4.16
        9.  Effect of Government Regulation and Regulatory Reform        4.16
    Summary of Adjustments                                               4.16
    Basis of Valuation - Fully-Converted Pricing Ratios                  4.17
    Valuation Approaches:  Fully-Converted Basis                         4.18
    Comparison to Recent Conversions                                     4.23
    Valuation Conclusion                                                 4.24

RP(R) Financial, LC.


                                 LIST OF TABLES
                         BROOKLYN FEDERAL BANCORP, INC.
                               Brooklyn, New York



TABLE
NUMBER                        DESCRIPTION                                  PAGE
------                        -----------                                  ----

 1.1     Historical Balance Sheets                                         1.6
 1.2     Historical Income Statements                                      1.10


 2.1     Map of Branch Locations                                           2.1
 2.2     Summary Demographic Data                                          2.3
 2.3     Primary Market Area Employment Status                             2.7
 2.4     Market Area Unemployment Trends                                   2.8
 2.5     Deposit Detail for Kings, Nassau and Suffolk County               2.9


 3.1     Peer Group of Publicly-Traded Thrifts                             3.5
 3.2     Balance Sheet Composition and Growth Rates                        3.7
 3.3     Income as a Percent of Average Assets and Yields, Costs,
         Spreads                                                           3.10
 3.4     Loan Portfolio Composition and Related Information                3.13
 3.5     Credit Risk Measures and Related Information                      3.14
 3.6     Interest Rate Risk Measures and Net Interest Income Volatility    3.16


 4.1     Peer Group Market Area Comparative Analysis                       4.7
 4.2     Pricing Characteristics and After-Market Trends                   4.15
 4.3     Calculation of Implied Per Share Data                             4.19
 4.4     MHC Institutions - Implied Pricing Ratios, Full Conversion
         Basis                                                             4.25
 4.5     Public Market Pricing                                             4.26

RP Financial, LC.
Page 1.1

                       I. Overview and Financial Analysis


Introduction
------------

     Brooklyn Federal Savings Bank ("Brooklyn Federal" or the "Bank"), organized in 1887, is a federally-chartered mutual savings association headquartered in downtown Brooklyn, New York. The Bank serves its Brooklyn markets through two retail offices and also services suburban areas of nearby Long Island through two offices, including one office in Wantagh (Nassau County) and one office in Islandia (Suffolk County). A map showing the locations of the Bank's branch offices has been provided in Table 2.1 in the following section. The Bank is a member of the Federal Home Loan Bank ("FHLB") system, and its deposits are insured up to the regulatory maximums by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). At September 30, 2004, Brooklyn Federal had $308.8 million in assets, $256.6 million in deposits and consolidated equity of $36.6 million, equal to 11.9% of total assets. Brooklyn Federal's audited financial statements are included by reference as
Exhibit I-1.


Plan of Stock Issuance
----------------------

     On November 9, 2004, the Board of Directors of Brooklyn Federal adopted a plan of reorganization pursuant to which Brooklyn Federal will convert and reorganize into a mutual holding company structure. As part of the reorganization, Brooklyn Federal will become a wholly-owned subsidiary of Brooklyn Federal Bancorp, Inc. (the "Company"), a federal corporation, and the Company will issue a majority of its common stock to BFS Bancorp, MHC (the "MHC") a federally-chartered mutual holding company, and sell a minority of its common stock to the public. Concurrent with the completion of the public stock offering, the Company will retain up to 50% of the net stock proceeds.

     The MHC will own a controlling interest in the Company of at least 50.1%, and the Company will be the sole subsidiary of the MHC. The Company will own 100% of the Bank's outstanding stock. The Company's initial activity will be ownership of its subsidiary, Brooklyn Federal, investment of the net cash proceeds retained at the holding company level (initially in

RP Financial, LC.
Page 1.2


short-term investment securities) and extending a loan to the employee stock ownership plan ("ESOP"). Subsequent activities of the Company may include payment of regular or special dividends, acquisitions of other financial institutions, acquisitions of other financial service providers and/or stock repurchases.


Strategic Overview
------------------

     Throughout much of its corporate history, the Bank's strategic focus has been that of a community oriented financial institution with a primary focus on meeting the borrowing, savings and other financial needs of its local customers in Brooklyn, Nassau and Suffolk Counties and, to a lesser extent, other nearby areas within the New York metropolitan area. In this regard, the Bank has historically pursued a portfolio residential lending strategy typical of a thrift institution, with a moderate level of diversification into construction lending and commercial real estate lending. Commencing in the late-1990s, the Bank sought to restructure the loan portfolio to include a greater proportion of multi-family and commercial mortgages as well as construction loans. In this regard, the Bank has emphasized high quality and flexible service, capitalizing on its local orientation and expanded array of products and services. Accordingly, the Bank's lending operations consists of two principal segments as follows: (1) commercial and construction in conjunction with the intensified efforts to become a full-service community bank; and (2) residential mortgage lending.

     With this transition in recent years, the Bank has been required to develop the infrastructure required to undertake more diversified lending. In this regard, management has developed extensive policies and procedures pertaining to credit standards and the administration of commercial accounts. Additionally, the Bank has employed a total of two loan officers who have local experience, to conduct the commercial and construction lending operations The Bank's increased community bank focus has led to an expansion that is evidenced by the growth of commercial real estate/multi-family mortgage loans as well as construction loans
- specifically, these loans have increased from $24.2 million, or 19.3% of total loans as of September 30, 2000, to $106.8 million, or 65.0% of total loans as of September 30, 2004. Growth in multi-family, commercial mortgage and construction lending is expected to continue as such loans will continue to be emphasized by the Bank.

RP Financial, LC.
Page 1.3


     Despite the multi-family/commercial mortgage lending emphasis, residential mortgage loans continue to comprise a significant element of the loan portfolio, at $57.1 million, or 34.8% of total loans as of September 30, 2004. Substantially all of the Bank's residential mortgage loans are originated internally by the Bank loan officers. The majority of the Bank's permanent residential mortgage volume has been in 15 and 30 year mortgage loans. For interest rate risk purposes, the Bank has elected to sell loans with maturities in excess of 15 years and, more recently, all loans with coupons below a certain threshold established by the Board. As refinancing activity intensified over the last several years, the Bank experienced rapid prepayments and the number of qualified residential loans meeting its standards for portfolio did not keep up. As a result, the size of the residential portfolio has decreased over the last several years. The Bank continues to view residential lending as a primary business line, and residential originations continue to be emphasized. For credit and interest rate risk purposes, however, the Bank will continue to sell loans on either a servicing retained or servicing released basis that do not meet its standards for portfolio lending.

     The Bank's interest-earning assets ("IEA") also consist of interest-earning deposits and short- to intermediate-term investment securities and mortgage-backed securities ("MBS"), the majority of which are currently classified as held-to-maturity ("HTM"). The Bank's general balance sheet objective is to deploy funds primarily into loans and maintain moderate balances of cash and investments, given the higher yields on loans. At the same time, the Bank has sought to leverage capital through deploying funds into securities in the absence of significant loan growth to enhance earnings and return on equity.

     Retail deposits have consistently served as the primary interest-bearing funding source for the Bank. Brooklyn Federal has traditionally maintained a strong base of transaction and CD accounts and the foregoing deposit mixture has been facilitated by the Bank's increased emphasis on marketing to commercial accounts while also providing a high level of service. Accordingly, savings and transaction accounts currently comprise the majority of deposits while certificates of deposits ("CDs") comprise approximately 44% of total deposits. The Bank utilizes borrowings as a supplemental funding source, primarily to facilitate liquidity management. FHLB advances constitute the Bank's principal source of borrowings; the majority of the Bank's borrowed funds have short-to-intermediate maturities. Following the minority

RP Financial, LC.
Page 1.4


stock offering, the Bank may use additional borrowings to facilitate leveraging of its higher capital position that will result from the stock offering, in which borrowings would be utilized to fund purchases of investment securities and MBS at a positive spread to improve earnings and return on equity. To the extent additional borrowings are utilized by the Bank, FHLB advances would likely continue to be the principal source of such borrowings.

     The Bank's earnings base is largely dependent upon net interest income and operating expense levels. Sources of non-interest operating income, while increasing in conjunction with the commercial lending emphasis, remain at relatively moderate levels. Restructuring of the portfolio to include higher yielding loans, coupled with increases in non-interest income and moderate growth, have provided for earnings growth over the last several years.

     The post-offering business plan of the Bank is expected to continue to focus on products and services which have been the Bank's traditional emphasis. Specifically, the Bank will continue to be an independent community-oriented financial institution with a commitment to local real estate financing with operations funded by retail deposits, borrowings, equity capital and internal cash flows. In addition, the Bank will emphasize pursuing further diversification into multi-family and commercial real estate mortgage loans, as well as construction loans. Furthermore, the Bank may continue to expand and diversify other products and services, including non-traditional products while also pursuing de novo branching to broaden its retail footprint.

     The Bank's Board of Directors has elected to convert to the stock form of ownership to improve the competitive position of the Bank. The capital realized from the minority stock offering will increase the operating flexibility and overall financial strength of the Bank, as well as support the expansion of the Bank's strategic focus of providing competitive community banking services in its local market area. The additional capital realized from stock proceeds will increase liquidity to support funding of future loan growth and other interest-earning assets. The Bank's higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, through enhancing the Bank's interest-earning-assets-to-interest-bearing-liabilities ("IEA/IBL") ratio. Additionally, the Bank's higher equity-to-assets ratio will also better position the Bank to take advantage of expansion opportunities as they arise. Such expansion would most likely occur through the establishment or acquisition of additional

RP Financial, LC.
Page 1.5


banking offices or customer facilities that would provide for further penetration in the markets currently served by the Bank or nearby surrounding markets. The Bank will also be better positioned to pursue growth through acquisition of other financial service providers following the conversion, given its strengthened capital position and status as a stock company. At this time, the Bank has no specific plans for expansion other than through establishing additional branches. The projected use of proceeds is highlighted below.

     o Company. The Company is expected to retain up to 50% of the net offering proceeds. At present, Company funds, net of the loan to the ESOP, are expected to be placed into an overnight deposit account in the Bank. Over time, Company funds are anticipated to be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends.

     o Bank. The majority of the net offering proceeds will be infused into the Bank in exchange for all of the Bank's newly-issued stock. The increase in the Bank's capital will be less, as the amount to be borrowed by the ESOP to fund an 8% stock purchase will be accounted for as a contra-equity. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to initially be invested in short-term investments pending longer term deployment, i.e., funding lending activities and for general corporate purposes.


Balance Sheet Trends
--------------------

     Growth Trends. Over the last five years, the Bank has implemented a strategy of moderate to strong balance sheet expansion and has achieved its targeted growth objectives through internal growth at existing branches and through wholesale means, primarily through the deployment of investable funds into investment securities, primarily including mortgage-backed securities ("MBS") and collateralized mortgage obligations ("CMOs"). This strategy is evidenced in the summary balance sheet (Table 1.1), which shows that total assets have increased 9.9% annually from $211.4 million at the end of fiscal 2000 to $308.8 million as of September 30, 2004. Over this time period, investment securities increased by $60 million while loans increased by $39 million. The growth disparity is more clearly evidenced when the annual growth rates are examined, as HTM investments increased by 17.6% annually since the end of

RP Financial, LC.
Page 1.6


                                                              Table 1.1
                                                    Brooklyn Federal Savings Bank
                                                      Historical Balance Sheets
                                                   (Amount and Percent of Assets)


                                                          As of the Fiscal Year Ended September 30,                       Compounded
                              ---------------------------------------------------------------------------------------------  Annual
                                                                                                                             Growth
                                    2000                 2001              2002               2003               2004         Rate
                              -----------------  -----------------  -----------------  -----------------  -----------------  ------
                               Amount     Pct     Amount     Pct     Amount     Pct     Amount     Pct     Amount     Pct      Pct
                               ------     ---     ------     ---     ------     ---     ------     ---     ------     ---      ---
                               ($000)     (%)     ($000)     (%)     ($000)     (%)     ($000)     (%)     ($000)     (%)      (%)
Total Amount of:
 Assets                       $211,432  100.00%  $238,893  100.00%  $278,129  100.00%  $292,856  100.00%  $308,835  100.00%    9.94%
 Cash and Federal Funds         10,250    4.85%    18,509    7.75%    22,622    8.13%    16,106    5.50%     7,904    2.56%   -6.29%
 Investment securities - AFS         0    0.00%     1,028    0.43%     6,303    2.27%     4,028    1.38%     4,093    1.33%     N.M.
 Investment securities - HTM    61,228   28.96%    44,879   18.79%    76,940   27.66%    93,097   31.79%   117,096   37.92%   17.60%
 Loans receivable (net)        124,330   58.80%   138,345   57.91%   140,365   50.47%   148,538   50.72%   163,027   52.79%    7.01%
 Loans held-for-sale                 0    0.00%     9,879    4.14%    16,454    5.92%    12,306    4.20%         0    0.00%     N.M.
 Deposits                      185,243   87.61%   209,333   87.63%   239,460   86.10%   249,667   85.25%   256,550   83.07%    8.48%
 Borrowings                          0    0.00%         0    0.00%     6,452    2.32%     6,705    2.29%    10,231    3.31%     N.M
 Retained earnings              23,356   11.05%    25,787   10.79%    28,782   10.35%    32,507   11.10%    36,593   11.85%   11.88%

 Loans/Deposits                          67.12%             66.09%             58.62%             59.49%             63.55%


Source:  Brooklyn Federal's prospectus and audited financial reports.

RP Financial, LC.
Page 1.7


fiscal 2000, while loans receivable increased at a 7.0% annual pace over the corresponding time frame. This is in part due to the significant reduction in the Bank's residential portfolio due to prepayments and the Bank's decision to sell newly originated residential loans that did not meet its specifications for adding to portfolio.

     The Bank's assets are funded through a combination of deposits, borrowings and retained earnings. Deposits have always comprised the majority of funding liabilities, increasing at an annual rate of 8.5% since 2000. Borrowings have increased more rapidly, but continue to represent a minor source of funds for Brooklyn Federal.

     Annual equity growth equaled 11.9% since the end of fiscal 2000, reflects the benefit of balance sheet restructuring which resulted in growth of higher yielding income producing property loans and balance sheet expansion including growth achieved through a moderate leveraging program. The post-offering equity growth rate is expected to initially fall below historical levels given the increased equity, the initial anticipated low return on the net offering proceeds in the current interest rate environment and the cost of the stock benefit plans and public company reporting. Over the longer term, as the new equity is leveraged through growth, the return on equity is expected to improve.

     Loans Receivable. Loans receivable totaled $163.0 million, or 52.8% of total assets, as of September 30, 2004, which reflects moderate growth overall as referenced above. Importantly, growth in the portfolio has been achieved notwithstanding a significant decline in the 1-4 family mortgage loan portfolio, where very high prepayment rates were experienced in the low interest rate environment prevailing since fiscal 2001. In this regard, the proportion of loans to total assets has declined from 58.8% to 52.8% since the end of fiscal 2000, as investment securities (primarily MBS and CMOs) largely made up the difference. Currently, permanent 1-4 family mortgage loans comprise the largest single element of the loan portfolio, equal to 34.8% of total loans. The residential mortgage loan portfolio consists primarily of fixed rate mortgage loans which comprise the substantial majority of residential mortgage loans originated in the Bank's market. The majority of the Bank's 1-4 family residential mortgage loans conform to standards set by either Freddie Mac or Fannie Mae. Most non-conforming residential loans are non-conforming as to the loan amount (i.e., jumbo loans), while otherwise
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meeting the agency credit criteria. Offsetting shrinkage in the 1-4 family mortgage loan portfolio, commercial and multi-family mortgage loans have increased in recent years to equal 33.3% and 21.7% of total loans, respectively. Such loans are generally secured by apartment buildings, office buildings and other commercial structures and mixed-use buildings. Construction loans represent an additional 10.0% of the loan portfolio. Brooklyn Federal's mortgage lending emphasis is evident when it is considered that more than 99% of the Bank's loan portfolio is secured by mortgage loans while consumer and other non-mortgage loans comprise less than 1% of the loan portfolio.

     Cash, Investments and Mortgage-Backed Securities. The intent of the Bank's investment policy is to provide adequate liquidity, to generate a favorable return on excess investable funds and to support the established credit and interest rate risk objectives. The ratio of cash and investments to assets has increased since fiscal 2000 as deposit growth outstripped the rate of loan growth and excess funds deployed into investment securities. Investment securities, including MBS and CMOs, equaled $121.2 million, or 39.2% of total assets, as of September 30, 2004, while cash and equivalents totaled $7.9 million, or 2.6% of assets. As of September 30, 2004, the cash and investments portfolio consisted of cash, interest-earning deposits in other financial institutions, securities issued by Fannie Mae or Freddie Mac, and U.S. government agency obligations (see Exhibit I-3 for the investment portfolio composition). Additionally, the Bank maintains permissible equity investments such as FHLB stock. The majority of the Bank's investment securities are classified as held-to-maturity ("HTM"). As of September 30, 2004, the net after-tax unrealized loss in the HTM portfolio was $2.4 million, equal to 0.8% of assets. No major changes to the composition and practices with respect to the management of the investment portfolio are anticipated over the near term. The level of cash and investments is anticipated to increase initially following conversion, pending gradual redeployment into higher yielding loans.

     Funding Structure. Retail deposits have consistently been the substantial portion of balance sheet funding. Since fiscal year-end 1999, deposits have grown at an 8.5% compounded annual rate. Over this time frame, the composition of deposits has remained relatively stable with the largest portion in savings and transaction accounts, which were in a range of 53% to
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56%. As of September 30, 2004, certificates of deposit totaled $113.1 million, equal to 44.1% of total deposits while savings and transaction accounts totaled $143.4 million, equal to 55.9% of total deposits. As noted earlier, the Bank has used borrowings to a limited extent, and current borrowings primarily consist of FHLB advances.

     Capital. Annual capital growth for the Bank has been moderate to strong since the end of 2000, equal to an annualized rate of 11.9%, in part reflecting the Bank's relatively strong earnings (as evidenced by the Bank's return on assets ("ROA") measures). As of September 30, 2004, the Bank's equity totaled $36.6 million, or 11.8% of total assets. The net unrealized loss on HTM investments, equal to $2.4 million on an after tax basis, was not reflected in the Bank's equity capital was equal to approximately 6.5% of total equity. The Bank maintained capital surpluses relative to its regulatory capital requirements at September 30, 2004, and thus qualified as a "well capitalized" institution. The offering proceeds will serve to further strengthen the Bank's regulatory capital position and support further growth. The equity growth rate is expected to slow for the Bank on a post-offering basis given the pro forma increase in equity, low reinvestment yields currently available and the potential dividend policy.


Income and Expense Trends
-------------------------

     Table 1.2 shows the Bank's historical income statements for the past five fiscal years ended September 30, 2000 to September 30, 2004. The Bank reported a favorable earnings trend over the period shown, as net income has increased from $2.0 million, equal to 0.98% of average assets for the fiscal year ended September 30, 2000, to $4.1 million, equal to 1.35% of average assets for the fiscal year ended September 30, 2004. The factors leading to Brooklyn Federal's recent earnings growth primarily include three factors: (1) ongoing loan portfolio restructuring to include higher yielding loans; (2) balance sheet growth to leverage the existing infrastructure; and (3) growth of non-interest fee income in connection with growth of commercial account relationships and the sale of commercial and construction loan participations. Additionally, strong asset quality has also been a factor as loan loss provisions have been limited for Brooklyn Federal.
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                                    Table 1.2
                          Brooklyn Federal Savings Bank
                          Historical Income Statements

                                                                As of the Fiscal Year Ended September 30,
                                          ------------------------------------------------------------------------------------
`                                                 2000                  2001                 2002                  2003
                                          -------------------   -------------------   -------------------   ------------------
                                           Amount     Pct(1)     Amount     Pct(1)     Amount     Pct(1)     Amount    Pct(1)
                                          --------   --------   --------   --------   --------   --------   --------  --------
                                           ($000)       (%)      ($000)       (%)      ($000)       (%)      ($000)      (%)
Interest Income                           $ 14,202       6.87%  $ 15,657       6.90%  $ 15,011       5.87%  $ 14,714      5.16%
Interest Expense                            (5,981)     -2.89%    (6,882)     -3.03%    (5,476)     -2.14%    (4,509)    -1.58%
                                          --------   --------   --------   --------   --------   --------   --------  --------
  Net Interest Income                     $  8,221       3.98%  $  8,775       3.87%  $  9,535       3.73%  $ 10,205      3.58%
Provision for Loan Losses                        0       0.00%         0       0.00%      (150)    -0.06%       (128)   -0.04%
                                          --------   --------   --------   --------   --------   --------   --------  --------
  Net Interest Income after Provisions    $  8,221       3.98%  $  8,775       3.87%  $  9,385       3.67%  $ 10,077      3.53%

Other Operating Income                         662       0.32%       989       0.44%     1,357       0.53%     1,931      0.68%
Operating Expense                           (5,611)     -2.71%    (5,842)     -2.57%    (6,130)     -2.40%    (6,537)    -2.29%
                                          --------   --------   --------   --------   --------   --------   --------  --------
  Net Operating Income                    $  3,272       1.58%  $  3,922       1.73%  $  4,612       1.80%  $  5,471      1.92%

Non-Operating Income
  Net Gain(Loss) on Sale of Loans         $    -         0.00%  $    -         0.00%  $    192       0.08%  $    274      0.10%

Net Income Before Tax                     $  3,272       1.58%  $  3,922       1.73%  $  4,804       1.88%  $  5,745      2.01%
Income Taxes                                (1,246)     -0.60%    (1,471)     -0.65%    (1,809)     -0.71%    (2,007)    -0.70%
                                          --------   --------   --------   --------   --------   --------   --------  --------
Net Income (Loss) Before Extraord. Items  $  2,026       0.98%  $  2,451       1.08%  $  2,995       1.17%  $  3,738      1.31%

Estimated Core Net Income
-------------------------
Net Income                                $  2,026       0.98%  $  2,451       1.08%  $  2,995       1.17%  $  3,738      1.31%
Addback(Deduct): Non-Recurring (Inc)/Exp       -         0.00%       -         0.00%      (192)     -0.08%      (274)    -0.10%
Tax Effect (1)                                 -         0.00%       -         0.00%        74       0.03%       106      0.04%
                                          --------   --------   --------   --------   --------   --------   --------  --------
Estimated Core Net Income                 $  2,026       0.98%  $  2,451       1.08%  $  2,877       1.12%  $  3,570      1.25%


Memo:
  Expense Coverage Ratio (2)                146.52%               150.21%               155.55%               156.11%
  Efficiency Ratio (1)                       63.17%                59.83%                56.28%                53.86%
  Effective Tax Rate                         38.08%                37.51%                37.66%                34.93%


                                          ------------------
`                                                2004
                                          ------------------
                                           Amount    Pct(1)
                                          --------  --------
                                           ($000)      (%)
Interest Income                           $ 15,074      4.98%
Interest Expense                            (4,052)    -1.34%
                                          --------  --------
  Net Interest Income                     $ 11,022      3.64%
Provision for Loan Losses                      (72)    -0.02%
                                          --------  --------
  Net Interest Income after Provisions    $ 10,950      3.61%

Other Operating Income                       2,322      0.77%
Operating Expense                           (6,840)    -2.26%
                                          --------  --------
  Net Operating Income                    $  6,432      2.12%

Non-Operating Income
  Net Gain(Loss) on Sale of Loans         $     96      0.03%

Net Income Before Tax                     $  6,528      2.15%
Income Taxes                                (2,438)    -0.80%
                                          --------  --------
Net Income (Loss) Before Extraord. Items  $  4,090      1.35%

Estimated Core Net Income
-------------------------
Net Income                                $  4,090      1.35%
Addback(Deduct): Non-Recurring (Inc)/Exp       (96)    -0.03%
Tax Effect (1)                                  37      0.01%
                                          --------  --------
Estimated Core Net Income                 $  4,031      1.33%


Memo:
  Expense Coverage Ratio (2)                161.14%
  Efficiency Ratio (1)                       51.26%
  Effective Tax Rate                         37.35%


(1)  Tax effected at a 38.6% rate.
(2)  Net interest income divided by operating expenses.
(3) Operating expenses as a percent of the sum of net interest income and other operating income (excluding gains on sale).

Source: Brooklyn Federal's prospectus and audited financial statements.

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     Net Interest Income. The Bank maintained a healthy net interest margin throughout the period shown in Table 1.2, which has been supported by a favorable yield-cost spread. Net interest income reflects a growth trend over the past five years, primarily as a result of restructuring of the loan portfolio to include higher yielding loans as well as to growth in the balance of interest-earning assets, with the most significant portion of the growth realized in the investment portfolio. However, the ratio of net interest income reflects a downward trend as lower yielding investments have increased in proportion to total assets and as a result of refinancing of higher yielding loans in response to the low interest rate environment. Specifically, net interest income increased from $8.2 million in fiscal 2000 to $11.0 million for the fiscal year ended September 30, 2004. However, the ratio of net interest income diminished over the corresponding time frame, from 3.98% of average assets in fiscal 2000, to equal 3.64% in fiscal 2004.

     The foregoing trends with regard to the reduction in the ratio of net interest income to average assets are the result of declining interest rate spreads; the dollar amount of net interest income has increased, notwithstanding the declining spreads, as it was more than offset by growth in interest-earning assets. Modest spread compression has been experienced by the Bank as a result of payoffs among the Bank's higher rate loans and the limited ability to reduce deposit costs which are near zero in the current interest rate environment. Specifically, the Bank's interest rate spread decreased from 3.82% in fiscal 2000, to 3.55% in fiscal 2003, before rebounding modestly to 3.67% for fiscal 2004 (see Exhibit I-4). The initial reinvestment of the offering proceeds should increase net interest income; however, the initial reinvestment yields are expected to depress overall asset yields, interest spreads and the interest income ratio.

     Loan Loss Provisions. Provisions for loan losses have typically been limited reflecting the Bank's relatively strong asset quality historically and the secured nature of the loan portfolio. The majority of the loan portfolio is secured by real estate collateral in the Bank's local market area, which represents a relatively strong real estate market. Going forward, the Bank will continue to evaluate the adequacy of the level of general valuation allowances ("GVAs") on a regular basis, and establish additional loan loss provisions in accordance with the Bank's asset classification and loss reserve policies. For fiscal 2004, loan loss provisions totaled $72,000, or 0.02% of average assets, which is below the level for the prior three fiscal years. The level of
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loan loss provisions reflects relatively strong asset quality and an absence of material chargeoffs for the last five fiscal years. Additionally, while allowances for loan and lease losses as a percentage of loans has increased over the last five fiscal years, the growth has been comparatively modest after considering the increasing proportion of high risk-weight loans in the portfolio.

     Non-Interest Income. Non-interest income (i.e., other operating income) has shown an upward trend since fiscal 2000, from $662,000 (0.32% of average assets) to $2.3 million (0.77% of average assets) for the twelve months ended September 30, 2004. The Bank generates non interest income from several sources including deposit fees, normal service fees for banking services, rental income, loan fees from residential lending and loan fees from commercial, multi-family and construction lending. The increase achieved since the end of fiscal 2000 is primarily due to increases in commercial lending and related loan fee income. In this regard, Brooklyn Federal has been very successful at originating commercial real estate and construction loans in selected markets. To maintain its high level of lending, the Bank has been putting together "syndicates" to purchase participation interests in the larger multi-family and commercial mortgage loans as well as construction loans. The participation interests are usually sold immediately upon making to the loan. The effect of this activity is to minimize the Bank's credit exposure to certain borrowers, which has enabled it realize loan fee income immediately upon sale (typically in the range of 1% of the principal balance sold). This revenue source is somewhat volatile compared to deposit or servicing fee income as it is dependent upon future origination volumes and loan sales which can vary considerably with changing interest rate and economic conditions. Additionally, a portion of the increased in non-interest income generated by the Bank over the last several fiscal years has consisted of prepayment penalties charged on commercial mortgage loans which may likely diminish in a rising interest rate environment.

     Operating Expenses. The Bank's operating expenses have increased in recent years due to asset growth and increasing emphasis on multi-family and commercial mortgage lending. Specifically, cost increases reflect increased business volumes facilitated by the employment of seasoned commercial mortgage and construction lenders and support staff since the end of fiscal 2000. As a result, since fiscal 2000, operating expenses have increased from $5.6 million, or
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2.71% of average assets, to $6.8 million, or 2.26% of average assets, for the most recent twelve months. The operating expense ratio has diminished over this time frame primarily reflecting the impact of wholesale leveraging through the purchase of investments, which increases total assets with minimal impact on operating costs. Operating expenses are expected to increase on a post-offering basis as a result of the expense of the stock-related benefit plans and the costs related to operating as a public company. Additionally, Brooklyn Federal is targeting to open two additional branches over the next three to five years at as yet, unidentified locations, which will also serve to increase the Bank's operating expenses. At the same time, continued balance sheet growth and reinvestment of the offering proceeds should largely offset the anticipated expense increase.

     Non-Operating Income/Expense. Non-operating income and expenses have had a limited impact on earnings over the last five fiscal years, and have primarily consisted of gains on the sale of fixed rate residential mortgage loans. For the twelve months ended September 30, 2004, non-operating income totaled $96,000.

     Taxes. The Bank's average tax rate has fluctuated in a narrow range since fiscal 2000, from 34.93% to 38.08%, and equaled 37.35% for the twelve months ended September 30, 2004. The Bank has established a real estate investment trust ("REIT") subsidiary, which holds real estate secured loans and provides some limited benefits for state income tax purposes.

     Efficiency Ratio. The Bank's efficiency ratio has been improving over the last five fiscal years due to improving trends in all key areas of core operations (i.e., net interest income, non-interest income and operating expense). Specifically, the efficiency ratio decreased from 63.2% in fiscal 2000 to 51.3% for fiscal 2004. Importantly, a portion of the improvement is related to growing non-interest fee income generated through commercial mortgage loan participation activity which is dependent upon the Bank's ability to maintain current loan origination and participation volumes. On a post-offering basis, the efficiency ratio may show some slight improvement, although low reinvestment yields may limit the benefit.
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Page 1.14


Interest Rate Risk Management
-----------------------------

     The primary aspects of the Bank's interest rate risk management include:

          >> Diversifying portfolio loans into other types of shorter-term or adjustable rate lending, including commercial and construction lending;

          >> Investing a significant portion of interest-earning assets in short-to-intermediate term MBS and CMOs;

          >> Promoting transaction accounts and, when appropriate, longer term CDs;

          >>   Maintaining a strong capital level;

          >>   Increasing non-interest income;

          >> Limiting investment in fixed assets and other non-earnings assets; and

          >> Potentially selling a portion of the fixed rate residential mortgage loans originated based on risk and profitability considerations; and

     The rate shock analysis as of September 30, 2004 (see Exhibit I-5) reflects a modest liability sensitive position with the net portfolio value ("NPV") declining by a 233 basis points pursuant to a positive 200 basis point instantaneous and permanent rate shock, resulting in a post-shock NPV ratio equal to 12.42%. Based on OTS estimates incorporating June 30, 2004 financial data and market rate information, assuming a positive 200 basis point instantaneous and permanent rate shock, the post-shock NPV ratio for all thrifts operating in the OTS Northeast Region equaled 9.41%, which reflects a 251 basis point decline relative to the base scenario. Thus, the volatility of the Bank's NPV ratio is similar, but the post-shock NPV ratio is higher.

     The NPV analysis is an indicator of the risk to earnings in a volatile interest rate environment as it incorporates changing assumptions with respect to maturity and repricing of assets and liabilities. The OTS NPV analysis indicates that Brooklyn Federal has a higher NPV ratio and similar interest sensitivity measure (i.e., the change in the post-shock NPV ratio is more comparable) pursuant to a rising interest rate scenario, which is typically the more adverse scenario for a thrift institution. Moreover, the Bank's interest rate risk exposure is projected to be further reduced following the completion of the conversion and reinvestment of the net conversion proceeds into interest-earning assets.
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Lending Activities and Strategy
-------------------------------

     Historically, the Bank's primary emphasis was the origination of 1-4 family residential mortgages. More recently, the Bank shifted its focus to higher yielding lending, including commercial real estate loans, multi-family real estate loans, home equity loans, and construction loans. The Bank's current lending strategy has been developed to take advantage of the Bank's historical strengths in the areas of permanent residential mortgage lending and the relatively favorable long-term business and economic environments prevailing in the Bank's markets for multi-family and commercial mortgage lending as well as construction lending.

     The Bank's lending operations consists of two principal segments: (1) residential mortgage lending; and (2) multi-family, commercial and construction in conjunction with the intensified efforts to become a full-service community bank. Details regarding the Bank's loan portfolio composition and characteristics are included in Exhibits I-6, I-7 and I-8. As of September 30, 2004, permanent first mortgage loans secured by residential properties totaled $57.1 million, equal to 34.8% of total loans. Commercial real estate and multi-family together approximated 55.0% of total loans, while construction loans equaled 10.0% of loans. Non-mortgage lending remains modest overall and equals 0.2% of total loans.

     Residential Lending. As of September 30, 2004, residential mortgage loans equaled $57.1 million, or 34.8% of total loans. Of this total, fixed rate loans total $51.0 million and adjustable rate residential mortgage loans approximated $6.1 million. The Bank originates both fixed rate and adjustable rate 1-4 family loans. However, owing to market demand, fixed rate loans comprise the bulk of the Bank's residential loan originations. The Bank originates 1-4 family loans up to a loan-to-value ("LTV") ratio of 95%, with private mortgage insurance ("PMI") being required for loans in excess of a 80% LTV ratio. The substantial portion of 1-4 family mortgage loans have been originated by the Bank and are secured by residences in the local market. For interest rate and credit risk purposes, the Bank is selective about which residential loans will be held as portfolio loans, choosing to sell loans with terms that exceed 15 years or with coupons below a certain threshold (currently 5.0%). Loans that do not meet its portfolio standards are sold into the secondary market. The Bank will also originate a wide variety of loan for secondary market buyers that are non-conforming in nature. These loans are
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RP Financial, LC.
Page 1.16


not retained by the Bank but are originated to the permanent investors standards and then sold immediately to the investor. The Bank earns fees on this activity, but generates no portfolio loans.

     Multi-Family and Commercial Mortgage Lending. Multi-family and commercial mortgage lending has been an area of portfolio diversification for the Bank. The increase in such lending for the Bank has coincided with the hiring of a successful commercial lender in 2001. Such loans are typically secured by properties in New York City and on Long Island and are generally originated by the Bank. As of September 30, 2004, multi-family and commercial mortgage loans equaled $35.7 million (21.7% of loans) and $54.7 million (33.3% of loans). All such loans originated by the Bank are secured by properties in New York, with the majority located in southeastern New York. Multi-family and commercial mortgage loans are typically offered with fixed rates of interest for the first five years of the loan, which are then subject to call provision or rate adjustment. Such loans typically possess terms ranging from 5 to 10 years, with amortization periods up to 30 years, and loan-to-value ratios of up to 75%, and target a debt-coverage ratio of at least 1.2 times. The majority of Brooklyn Federal's multi-family and commercial mortgage loans have prepayment penalties, which are in place over the first several years of the loan. The typical commercial or multi-family loans that the Bank will be seeking to make will have a principal balance in the range of $1 million to $3 million, but may be larger, particularly if the loan is well-collateralized or extended to a very credit-worthy borrower. Multi-family and commercial real estate loans are secured by office buildings, retail and industrial use buildings, apartments and other structures such as strip shopping centers, retail shops and various other properties. Such loans will be typically be collateralized by local properties. The Bank has developed a niche in commercial real estate and multi-family lending, typically generating a greater number and larger balance such loans than can reasonably be held in portfolio. In addition, the Board has established balance sheet limits for the total amount of commercial real estate, multi-family, and construction loans that can be held in portfolio. As a result, the Bank has developed a program of selling participation interests of up to 90% in the originated loans. The "syndicate" of participating lenders is usually identified before the loan closes, then at closing the Bank will immediately participate out the loans, retaining (and recognizing as income) all or a part of the loans fees attributable to the participated interest.

RP Financial, LC.
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     Construction Loans. Like the commercial real estate and multi-family lending program, the Bank has developed a niche in construction lending as well, and construction lending has expanded over the last several years. The Bank has developed an expertise in originating and servicing construction loans involving development of residential properties in selected areas of Brooklyn and surrounding markets. These loans are typically in-market residential and commercial construction loans, with short terms to maturity and with rapid sales upon completion. These loans shorter the average duration of the loan portfolio and increase asset yields. The Bank generally limits such loans to known builders and developers with established relationships with the Bank. The majority of the Bank's construction lending is in New York City and on Long Island. The Board has limited the total balance of funded construction loans to approximately $25 million. Construction loans generally have variable rates of interest and terms of 2 years and LTV ratios up to 75% of the appraised value of the property. The Bank also syndicates its larger construction loans, with many larger institutions serving as the participating banks. Brooklyn Federal recognizes fee income upon the sale of the participating interest in these construction loans.

     Non-Mortgage Lending. The Bank's efforts to increase commercial lending have primarily centered around the development of real estate secured relationships, as non-mortgage consumer lending remains limited. As of September 30, 2004, consumer loans totaled only $294,000, equal to 0.2% of total loans.

     Loan Originations, Purchases and Sales. Exhibit I-9, which shows the Bank's loan originations/purchases, repayments and sales over the past three fiscal years, highlights the Bank's recent emphasis on multi-family, commercial mortgage and construction lending. In this regard, total loan originations mortgage loans have increased from $62.9 million in fiscal 2002, to $102.5 million in fiscal 2004. The substantial majority of the Bank's recent loan volume has consisted of multi-family, commercial mortgage and construction loans (more than 90% in fiscal 2004). Construction loans have typically been originated through broker relationships while the substantial majority of other mortgage loans originated by the Bank have been originated by the Bank's loan officers. Loan purchases have been relatively limited over the last three fiscal years but loan sales have become more significant, totaling $34.3 million, $61.2 million and $43.1

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million in fiscal 2002, 2003, and 2004, respectively. Loan sales have primarily generated through the sale of participation interests in multi-family, commercial and construction loans, reflecting the Bank's syndication program. Such sales have been the principal component of growth in fee income since the end of fiscal 2000.


Asset Quality
-------------

     The Bank's asset quality has historically been strong and the level of non-performing assets ("NPAs") is low currently. As reflected in Exhibit I-10, the NPA balance was $13,000, which was less than 0.01% of average assets. The ratio of allowances to total loans equaled 0.56% while reserve coverage in relation to NPAs was not meaningful given the low level of NPAs overall (see
Exhibit I-11). Importantly, while Brooklyn Federal's asset quality has been strong, high risk-weight loans have increased significantly since fiscal 2000 and thus, have limited seasoning. To track the Bank's asset quality and the adequacy of valuation allowances, the Bank has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Detailed asset classifications are reviewed monthly by senior management and the Board. Pursuant to these procedures, when needed, the Bank establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. Such reviews are conducted by management on at least a quarterly basis. Additionally, the Bank periodically reviews all major loans and selectively reviews the credit files of newly-originated loans to ensure that its credit standards are being maintained.


Funding Composition and Strategy
--------------------------------

     Deposits have consistently been the Bank's primary source of funds. As of September 30, 2004, deposits totaled $256.6 million, which reflects 8.5% compounded annual growth since the end of fiscal 2000. Management believes that the Bank's deposit pricing places the Bank within the range of the local competition which it believes necessary to meet current and future growth objectives. Lower costing savings and transaction accounts totaling $143.4 million comprised approximately 56% of the Bank's deposits at September 30, 2004 (see Exhibit I-12). The proportion of savings and transaction accounts reflects a modest increase since fiscal 2002, largely as a result of the low interest rate environment which has led customers to "park" funds
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in overnight accounts partially as a result of implementation of the community bank strategy. The balance of the deposit base is comprised of CDs, the majority of which have remaining maturities of one year or less. As of September 30, 2004, CDs with balances equal to or in excess of $100,000 equaled $17.2 million.

     As of September 30, 2004, borrowed funds totaled $10.2 million, consisting of FHLB advances. Prior to 2004, the Bank had utilized a limited amount of borrowings in conjunction with a structured leverage program overseen with the advice of a third party financial advisor. The increase in borrowings in 2004 to the current level reflects the need for additional liquidity to fund operating and lending needs. In the future, the Bank may utilize FHLB advances more heavily, primarily in connection with potential leveraging and/or interest rate risk management strategies, particularly if interest rates begin to increase. On a preliminary basis, the Bank has indicated its intention to increase the structured leverage program moderately to a level of approximately $20 million.


Subsidiaries
------------

     The Bank has three subsidiaries including 3D Holding Company, BFS REIT, Inc., and TISCO.

     3D Holding Company was incorporated in New York on December 7, 1993, for the purpose of acquiring, managing, and disposing of real estate owned from Brooklyn Federal Savings Bank. As of September 30, 2004, the subsidiary did not hold any real estate owned. Total assets aggregate $158,000 and consist solely of cash.

     BFS REIT, Inc. was incorporated in New York on April 20, 1999. The corporation is a wholly-owned subsidiary created for the purpose of acquiring, holding, and investing in certain real estate-related loans and other assets that constitute permissible investments by Brooklyn Federal Savings Bank. Additionally, BFS REIT helps to reduce the New York income tax associated with these assets. As of September 30, 2004, BFS REIT held 433 loans with an outstanding principal balance of $82.4 million. All loans are performing satisfactorily.

     TISCO was incorporated in New York on July 21, 1982, for the purpose of holding BFS Agency, Inc., a company that sells insurance and fixed annuity products from licensed employees in Brooklyn Federal Savings Bank's branches. As of September 30, 2004, total assets aggregated $228,000, of which $225,000 represented the investment in BFS Agency, Inc.

RP Financial, LC.
Page 1.20


Legal Proceedings
-----------------

     Brooklyn Federal is involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition of the Bank.

RP Financial, LC.
Page 2.1

                                 II. MARKET AREA


Introduction
------------

     Brooklyn Federal conducts operations out of its headquarters office in downtown Brooklyn, Kings County, New York. The Bank also maintains three branches. One branch is located in the Kings Bay section of Brooklyn, while the remaining two are located in suburban Long Island, including one office in Wantagh (Nassau County) and one office in Islandia (Suffolk County). Brooklyn is part of the New York metropolitan Statistical Area ("MSA"), and Nassau County comprises the western half of the Nassau/Suffolk MSA (Long Island). A community-oriented thrift, the Bank's primary lending and deposit market consists of the five boroughs of New York City and Nassau and Suffolk Counties on Long Island in areas relatively proximate to the branch offices. The Bank does not limit its business solely within this area as business activities (primarily lending) are conducted throughout the New York metropolitan area. A map showing the location of the Bank's offices in the Brooklyn (Kings County), Wantagh (Nassau County), and Islandia (Suffolk County) has been set forth below and details regarding the Bank's office and recent trends with respect to market interest rate levels are set forth in Exhibit II-1 and II-2, respectively.

                                    Table 2.1
                          Brooklyn Federal Savings Bank
                             Map of Branch Locations


                   [GRAPHIC OMITTED: MAP OF BRANCH LOCATIONS]

RP Financial, LC.
Page 2.2


     The New York MSA is the largest money center in the nation. Accordingly, the Bank's competitive environment includes a significant number of thrifts, commercial banks and other financial services companies, some of which have a regional or national presence and most of which are larger than the Bank in terms of deposits, loans, scope of operations, and number of branches. These institutions also have greater resources at their disposal than the Bank. At the same time, the economy of the Bank's markets has recovered from the recessionary environment exacerbated by the September 2001 terrorist acts, with the real estate market showing particular strength. Future business and growth opportunities will be partially influenced by economic and demographic characteristics of the markets served by the Bank, particularly the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment for financial institutions. These factors have been examined to help determine the growth potential that exists for the Bank and the relative economic health of the Bank's market area.


Market Area Demographics
------------------------

     Demographic trends in the Bank's market are an important indicator of future growth potential. The following sections evaluate several key demographic factors impacting Brooklyn Federal, including trends in population, number of households and income and household income distribution for the primary market areas (see Table 2.2). Examined are figures for the U.S. overall, the State of New York, and the Bank's primary markets: Kings, Nassau and Suffolk Counties. Similar to demographic trends experienced in many of the large urban areas in the Northeast, growth of total population and households in the Bank's more urban markets including Brooklyn and Nassau County have been relatively sluggish over the last decade. Specifically, the data shows that between 2000 and 2004, the population of Kings and Nassau Counties increased at a 0.3% annual pace, with sluggish growth is projected to continue in these markets through 2009. At the same time, growth trends for Suffolk County are comparatively favorable, reflecting the comparatively affordable housing and availability of land for development. In this regard, Suffolk County's population increased at a 1.1% annual pace between 2000 and 2004, which is equivalent to the national average.

RP Financial, LC.
Page 2.3


                                    Table 2.2
                          Brooklyn Federal Savings Bank
                            Summary Demographic Data

                                                            Year                                 Growth Rate
                                         ------------------------------------------       --------------------------
                                           2000             2004             2009         2000-2004        2004-2009
                                           ----             ----             ----         ---------        ---------
Population (000)
----------------
United States                             281,422          292,937          307,116            1.0%            0.9%
New York                                   18,976           19,234           19,530            0.3%            0.3%
Kings County                                2,465            2,497            2,533            0.3%            0.3%
Nassau County                               1,335            1,350            1,367            0.3%            0.3%
Suffolk County                              1,419            1,481            1,555            1.1%            1.0%

Households (000)
----------------
United States                             105,480          109,949          115,474            1.0%            1.0%
New York                                    7,057            7,160            7,280            0.4%            0.3%
Kings County                                  881              890              901            0.3%            0.2%
Nassau County                                 447              453              458            0.3%            0.3%
Suffolk County                                469              493              522            1.2%            1.1%

Median Household Income ($)
---------------------------
United States                             $42,729          $46,475          $51,597            2.1%            2.1%
New York                                  $44,138          $47,686          $52,974            2.0%            2.1%
Kings County                              $32,638          $34,330          $38,254            1.3%            2.2%
Nassau County                             $72,414          $79,831          $89,464            2.5%            2.3%
Suffolk County                            $65,827          $71,855          $80,406            2.2%            2.3%

Per Capita Income ($)
---------------------
United States                             $21,587          $24,092          $27,309            2.8%            2.5%
New York                                  $23,389          $25,833          $29,092            2.5%            2.4%
Kings County                              $16,775          $18,150          $20,063            2.0%            2.0%
Nassau County                             $32,151          $35,776          $40,264            2.7%            2.4%
Suffolk County                            $26,577          $30,007          $34,164            3.1%            2.6%

                                         Less Than        $25,000 to
2004 HH Income Dist. (%)                  $25,000           50,000          $50,000 +
------------------------                  -------           ------          ---------
United States                               26.0%            28.0%            46.0%
New York                                    27.0%            25.0%            48.0%
Kings County                                39.0%            26.0%            36.0%
Nassau County                               13.0%            17.0%            70.0%
Suffolk County                              14.0%            19.0%            67.0%

Source:  Claritas.

RP Financial, LC.
Page 2.4


     The moderate population and household growth in Brooklyn and Nassau County represents a continuation of long term trends prompted by many forces, including the already dense population and high cost of living in the New York metropolitan area. Household growth trends closely paralleled population growth trends in the markets served by Brooklyn Federal and 2000 and 2004. Although the population and number of households experienced relatively little growth between 2000 and 2004 and are forecasted to continue to record limited growth through 2000, it is believed such factors are mitigated in part by the huge overall size of the market (Brooklyn as well as Nassau and Suffolk Counties have in excess of 5.3 million residents) which provides ample lending opportunities and a huge pool of available deposit funds. Additionally, income levels and the purchasing power of individuals within the Nassau and Suffolk County markets ranks among the highest in the country.

     Median household and per capita income levels in the primary market area reflect the distinct socioeconomic markets served by the Bank. Brooklyn Federal serves a broad market spectrum of the population ranging from relatively affluent white collar professionals in suburban Nassau and Suffolk County to a generally more blue collar customer base in more urban and more densely populated markets in New York City. For example, in 2004 Nassau and Suffolk Counties recorded median household income of $79,831 and $71,855, respectively, which rank among the highest in the U.S.

     At the same time, approximately 60% of the Bank's deposits are in the Brooklyn branches where income levels are much lower (i.e., below both the state and national averages). In this regard, Brooklyn is home to a broad socioeconomic spectrum of citizens with a wide range of income levels, and a significant portion of the Kings County population is employed in relatively low wage blue collar jobs. Brooklyn is also home to a significant immigrant population, many of whom are at the lower end of the income scale. These demographic characteristics are also true in the areas surrounding the branch in Brooklyn.


Local Economic Trends
---------------------

     Based on reports prepared by the Federal Reserve Bank of New York, the New York economy has recently reflected a firmer tone in recent months, though a few areas remain

RP Financial, LC.
Page 2.5


sluggish. In this regard, cost pressures persist, but prices of final goods and services, aside from energy, remain stable. Labor markets have continued to improve, on balance. Manufacturers indicate that activity remains on a moderate upward trajectory, and most contacts remain optimistic about the outlook for early 2005. In contrast, retailers report that sales were below plan in October, though a few note signs of a pickup in early November.

     Commercial real estate markets reflect a softening trend, but housing markets remain robust. In New York City, tourism has shown signs of strengthening in recent weeks, reportedly buoyed by a pickup in both international and business travelers. Securities industry activity has picked up noticeably while banks report a slight slowing in loan demand, unchanged credit standards and little change in delinquency rates.

     Consumer Spending. Retail sales remained sluggish in October, with contacts reporting that same-store sales were little changed from a year earlier--changes ranged from a 4 percent drop to a 3 percent gain. While most retailers report continued soft demand in early November, a few note that sales have picked up. In general, retailers indicate that sales of premium merchandise have been noticeably stronger than sales of lower priced lines; a number of retailers attribute this to lower-income households being disproportionately constrained by high energy prices. Also, unseasonably mild weather in recent weeks has held down sales of cold-weather merchandise. Despite the sluggish sales, most retailers report that inventories are generally in good shape. Retailers note that both prices and merchandise costs remain steady; looking ahead to 2005, apparel costs are expected to decline, as a result of the lifting of trade quotas on January 1, but prices of major appliances are expected to rise, reflecting the steep rise in the cost of steel. Most retailers are hiring about the same number of holiday season workers as last year, though two major chains plan to increase staffing from 2003 levels.

     Construction and Real Estate. Housing sector strength continues to persist as evidenced by strong demand and appreciating prices. Office markets have slackened somewhat since the last report. Manhattan's office market was steady to slightly softer in October, as brisk leasing activity was more than offset by an increased flow of available space onto the market.

RP Financial, LC.
Page 2.6


     Other Business Activity. Many employers are reporting increased difficulty in finding qualified workers, along with continued moderate improvement in hiring activity, again led by the financial and legal industries, where current staffing levels are described as lean. The securities industry has seen a pickup in business in the fourth quarter: increased flows into equity funds, as well as a pickup in new stock issuance and especially mergers and acquisitions; this has more than offset weakness in bond issuance. Wall Street firms are reported to be increasing staff, but little year-over-year increase is expected in bonuses, which are typically paid in January.

     Manufacturers indicate steady, moderate growth in business activity, and continue to express optimism about the outlook for the first half of 2005. The greatest concern expressed by manufacturers is increased competition from overseas; a few manufacturers also indicate that customers have recently been taking longer to pay their accounts. Among businesses more generally, rising energy prices appear to be the top concern. Purchasing managers in the New York and Long Island areas similarly report moderate improvement in activity, and fairly widespread increases in commodity prices.

     Financial Developments. Small to medium-sized banks in the New York Federal Reserve District report somewhat reduced demand for loans. Declines in residential mortgages and consumer loans were more pronounced than is typical at this time of year. Demand for commercial credit was relatively stable, across both the commercial real estate and commercial and industrial categories. Decreased refinancing activity was reported by two-thirds of bankers, with fewer than 10 percent of respondents reporting increases. Bankers report no change in credit standards. Both lending and deposit rates rose across the board. Finally, bankers indicate virtually no change in delinquency rates across all loan categories.


Local Economy
-------------

     The greater New York metropolitan area has a significant economic base, which is diversified among a broad base of industry sectors. New York City is home to a significant number of national and international corporations, Fortune 500 companies, along with many mid-sized and smaller companies with no specific concentration in one industry. As is typical of

RP Financial, LC.
Page 2.7


large urban centers, the services industry is the fastest growing and largest employment sector in Kings County. As shown in Table 2.3, the State of New York and the Bank's markets (Kings, Nassau and Suffolk Counties) reported the largest proportion of employment in services. However, the Bank's market in Brooklyn shows some significant differences thereafter as the financial sector plays a more important role in New York City as compared to the nearby suburban areas including Nassau and Suffolk Counties. Moreover, the wholesale and retail trade sectors provide a far greater level of employment in Nassau and Suffolk County as compared to heavily urbanized New York City.


                                    Table 2.3
                          Brooklyn Federal Savings Bank
                     Primary Market Area Employment Sectors
                            (Percent of Labor Force)


Employment Sectors                New York      Kings      Nassau      Suffolk
------------------                --------      -----      ------      -------

Agriculture                          0.7%        0.0%        0.8%        1.5%
Mining                               0.1         0.0         0.1         0.0
Construction                         4.3         5.8         4.5         6.6
Manufacturing                        8.7         7.2         5.4        10.1
Transportation/Public Util.          5.0         6.9         4.5         4.4
Wholesale/Ret. Trade                18.8         5.4        23.2        21.8
Finance, Ins., Real Estate          10.4        20.6        12.5         8.2
Services                            37.7        47.7        38.0        33.2
Government                          14.3         6.4        11.0        14.1
                                    ----         ---        ----        ----
                                   100.0%      100.0%      100.0%      100.0%

Source:  REIS DataSource.


     Comparative unemployment rates for Kings, Nassau and Suffolk Counties, as well as for the U.S. and New York, are shown in Table 2.4. Kings County's unemployment rate was notably higher than the comparable U.S. and New York measures as of October 2004, which tends to be a characteristic of the inner city markets of most major metropolitan areas. At the same time, the Kings County unemployment rate reflects improvement from one year ago. The unemployment rate in Nassau and Suffolk Counties is comparatively favorable, and is below both the state and national averages. Moreover, unemployment levels in these jurisdictions reflect an improving trend over the last 12 months.

RP Financial, LC.
Page 2.8


                                    Table 2.4
                          Brooklyn Federal Savings Bank
                         Market Area Unemployment Trends

                                     October 2003         October 2004
            Region                   Unemployment         Unemployment
            ------                   ------------         ------------

            United States                6.0%                 5.5%
            New York                     6.2                  5.0
            Kings County                 9.3                  6.8
            Nassau                       3.9                  3.5
            Suffolk                      4.2                  3.9

            Source: U.S. Bureau of Labor Statistics.


Market Area Deposit Characteristics and Competition
---------------------------------------------------

     Competition among financial institutions in the Bank's market area is significant, and, as larger institutions compete for market share to achieve economies of scale, the market environment for the Bank's products and services is expected to remain highly competitive in the future. Among the Bank's competitors are much larger and more diversified institutions, which have greater resources than maintained by Brooklyn Federal. Financial institution competitors in the Bank's primary market area include other locally based thrifts and banks, as well as regional, superregional and money center banks. From a competitive standpoint, Brooklyn Federal has sought to emphasize its community orientation in the markets served by its branches.

     Table 2.5 displays deposit trends for thrift and commercial bank branches maintained in the Kings, Nassau and Suffolk County markets served by Brooklyn Federal from 2002 to 2004. The data indicates that deposit growth in the suburban areas is comparatively favorable relative to Brooklyn, as reflected in compounded annual growth rates in excess of 9% as compared to the 5% growth rate recorded for the Brooklyn market. Savings institutions hold a comparatively greater share of the deposit market in Brooklyn with 38% of deposits versus slightly more than 30% in Nassau County and less than 25% in Suffolk County.

     The Bank maintains a relatively small market share (i.e., less than 1%) in each of the markets where it operates. Moreover, the deposit detail reflects that the Bank's largest competitors include some of the largest regional and superregional competitors.

RP Financial, LC.
Page 2.9


                                    Table 2.5
                          Brooklyn Federal Savings Bank
                           Kings County Deposit Detail



                                                                         HQ            HQ                # of
     Holding Company Name              Institution Name                 City          State    Type      Brchs
     --------------------              ----------------                 ----          -----    ----      -----

JPMorgan Chase & Co.              JPMorgan Chase Bank, NA           New York            NY     Bank        56
Citigroup Inc.                    Citibank NA                       New York            NY     Bank        29
HSBC Holdings plc                 HSBC Bank USA NA                  Wilmington          DE     Bank        33
North Fork Bancorp.               North Fork Bank                   Mattituck           NY     Bank        26
Popular Inc.                      Banco Popular North Amer          New York            NY     Bank        10
Bank of America Corp.             Fleet National Bank               Providence          RI     Bank         9
Bank Hapoalim B.M.                Signature Bank                    New York            NY     Bank         2
Commerce Bancorp Inc.             Commerce Bank NA                  Cherry Hill         NJ     Bank         7
Berkshire Bancorp Inc.            Berkshire Bank                    New York            NY     Bank         3
M&T Bank Corp.                    Manufacturers & Traders TC        Buffalo             NY     Bank         3
National Bank of Greece SA        Atlantic Bank of New York         New York            NY     Bank         2
Piraeus Bank                      Marathon NB of New York           Astoria             NY     Bank         3
Community Capital Bank            Community Capital Bank            Brooklyn            NY     Bank         2
First American Intl Bank          First American Intl Bank          Brooklyn            NY     Bank         2
Chinatrust Financial Hldg Co      Chinatrust Bank USA               Torrance            CA     Bank         1
City National Bancshares Corp.    City NB of New Jersey             Newark              NJ     Bank         2
Cathay General Bancorp Inc.       Cathay Bank                       Los Angeles         CA     Bank         1
Great Eastern Bank                Great Eastern Bank                New York            NY     Bank         1
Long Island Financial Corp.       Long Island Commercial Bank       Islandia            NY     Bank         1
Bank of New York Co.              Bank of New York                  New York            NY     Bank         1
UCBH Holdings Inc.                United Commercial Bank            San Francisco       CA     Bank         1
                                                                                                           --
TOTAL BANKS                                                                                               195

Washington Mutual Inc.            Washington Mutual Bank, FA        Stockton            CA    Thrift       24
Independence Cmnty Bank Corp.     Independence Community Bank       Brooklyn            NY      SB         24
Astoria Financial Corp.           Astoria FS&LA                     Long Island City    NY    Thrift       12
Apple Bank for Savings            Apple Bank for Savings            Scarsdale           NY      SB         14
Dime Community Bancshares Inc.    Dime SB of Williamsburg           Brooklyn            NY    Thrift        8
New York Community Bancorp        New York Community Bank           Westbury            NY      SB         10
Emigrant Bancorp Inc.             Emigrant Savings Bank             New York            NY      SB          3
Ridgewood Savings Bank            Ridgewood Savings Bank            Ridgewood           NY      SB          4
----------------------------------------------------------------------------------------------------------------
Brooklyn Fed Svgs Bk              Brooklyn Fed Svgs Bk              Brooklyn            NY    Thrift        2
----------------------------------------------------------------------------------------------------------------
Carver Bancorp Inc.               Carver FSB                        New York            NY    Thrift        3
Flatbush Fed Bncp Inc.(MHC)       Flatbush FS&LA                    Brooklyn            NY    Thrift        3
Atlantic Liberty Financial        Atlantic Liberty Savings FA       Brooklyn            NY    Thrift        2
Cross County FSB                  Cross County FSB                  Middle Village      NY    Thrift        2
Flushing Financial Corp.          Flushing SB FSB                   Flushing            NY    Thrift        1
Atlas S&LA                        Atlas S&LA                        Brooklyn            NY    Thrift        1
Abacus FSB                        Abacus FSB                        New York            NY    Thrift        1
Ponce De Leon Federal Bank        Ponce De Leon Federal Bank        Bronx               NY    Thrift        1
Fourth FSB                        Fourth FSB                        New York            NY    Thrift        1
Doral Financial Corp.             Doral Bank FSB                    New York            NY    Thrift        1
                                                                                                           --
TOTAL SAVINGS INSTITUTIONS                                                                                117

TOTAL BANKS AND SAVINGS INSTITUTIONS                                                                      312

NEW YORK                                                                                                5,673
  BANKS                                                                                                 4,496
  SAVINGS INSTITUTIONS                                                                                  1,177


                                                                          Total Deposits
                                                                           as of June 30,               Market Share
                                                                     --------------------------     --------------------   2002-2004
     Holding Company Name              Institution Name                 2002            2004          2002        2004       CAGR
     --------------------              ----------------                 ----            ----          ----        ----     ---------
                                                                       ($000)          ($000)          (%)         (%)        (%)
JPMorgan Chase & Co.              JPMorgan Chase Bank, NA            $5,069,088      $6,079,821      18.39%      19.78%       9.52%
Citigroup Inc.                    Citibank NA                        $3,155,562      $3,446,767      11.45%      11.21%       4.51%
HSBC Holdings plc                 HSBC Bank USA NA                   $3,421,363      $3,390,327      12.42%      11.03%      -0.45%
North Fork Bancorp.               North Fork Bank                    $2,971,302      $3,114,225      10.78%      10.13%       2.38%
Popular Inc.                      Banco Popular North Amer             $797,706        $811,032       2.89%       2.64%       0.83%
Bank of America Corp.             Fleet National Bank                  $460,020        $468,517       1.67%       1.52%       0.92%
Bank Hapoalim B.M.                Signature Bank                       $206,316        $373,109       0.75%       1.21%      34.48%
Commerce Bancorp Inc.             Commerce Bank NA                           $0        $317,071       0.00%       1.03%        N.M.
Berkshire Bancorp Inc.            Berkshire Bank                       $142,832        $236,403       0.52%       0.77%      28.65%
M&T Bank Corp.                    Manufacturers & Traders TC           $213,995        $167,488       0.78%       0.54%     -11.53%
National Bank of Greece SA        Atlantic Bank of New York            $182,204        $163,562       0.66%       0.53%      -5.25%
Piraeus Bank                      Marathon NB of New York               $78,640        $119,426       0.29%       0.39%      23.23%
Community Capital Bank            Community Capital Bank                $76,759        $118,647       0.28%       0.39%      24.33%
First American Intl Bank          First American Intl Bank              $40,932         $66,803       0.15%       0.22%      27.75%
Chinatrust Financial Hldg Co      Chinatrust Bank USA                   $39,345         $39,650       0.14%       0.13%       0.39%
City National Bancshares Corp.    City NB of New Jersey                 $14,027         $37,383       0.05%       0.12%      63.25%
Cathay General Bancorp Inc.       Cathay Bank                              $453         $19,940       0.00%       0.06%     563.46%
Great Eastern Bank                Great Eastern Bank                         $0         $14,598       0.00%       0.05%        N.M.
Long Island Financial Corp.       Long Island Commercial Bank                $0         $13,493       0.00%       0.04%        N.M.
Bank of New York Co.              Bank of New York                       $3,162         $11,757       0.01%       0.04%      92.83%
UCBH Holdings Inc.                United Commercial Bank                $12,762          $9,265       0.05%       0.03%     -14.80%
                                                                       --------         -------       -----       -----     -------
TOTAL BANKS                                                         $16,886,468     $19,019,284      61.28%      61.86%       6.13%

Washington Mutual Inc.            Washington Mutual Bank, FA         $3,374,318      $3,672,615      12.24%      11.95%       4.33%
Independence Cmnty Bank Corp.     Independence Community Bank        $2,361,400      $2,668,494       8.57%       8.68%       6.30%
Astoria Financial Corp.           Astoria FS&LA                      $1,522,802      $1,561,741       5.53%       5.08%       1.27%
Apple Bank for Savings            Apple Bank for Savings               $894,201      $1,019,974       3.24%       3.32%       6.80%
Dime Community Bancshares Inc.    Dime SB of Williamsburg              $615,533        $799,433       2.23%       2.60%      13.96%
New York Community Bancorp        New York Community Bank              $596,477        $584,785       2.16%       1.90%      -0.98%
Emigrant Bancorp Inc.             Emigrant Savings Bank                $413,396        $392,628       1.50%       1.28%      -2.54%
Ridgewood Savings Bank            Ridgewood Savings Bank               $139,017        $191,494       0.50%       0.62%      17.37%
------------------------------------------------------------------------------------------------------------------------------------
Brooklyn Fed Svgs Bk              Brooklyn Fed Svgs Bk                 $149,671        $158,314       0.54%       0.52%       2.85%
------------------------------------------------------------------------------------------------------------------------------------
Carver Bancorp Inc.               Carver FSB                           $130,498        $138,237       0.47%       0.45%       2.92%
Flatbush Fed Bncp Inc.(MHC)       Flatbush FS&LA                       $118,463        $124,175       0.43%       0.40%       2.38%
Atlantic Liberty Financial        Atlantic Liberty Savings FA          $111,429        $114,226       0.40%       0.37%       1.25%
Cross County FSB                  Cross County FSB                      $55,409         $67,077       0.20%       0.22%      10.03%
Flushing Financial Corp.          Flushing SB FSB                       $41,790         $58,276       0.15%       0.19%      18.09%
Atlas S&LA                        Atlas S&LA                            $50,140         $49,384       0.18%       0.16%      -0.76%
Abacus FSB                        Abacus FSB                            $51,790         $36,223       0.19%       0.12%     -16.37%
Ponce De Leon Federal Bank        Ponce De Leon Federal Bank            $21,992         $34,287       0.08%       0.11%      24.86%
Fourth FSB                        Fourth FSB                            $23,423         $25,454       0.08%       0.08%       4.25%
Doral Financial Corp.             Doral Bank FSB                             $0         $23,543       0.00%       0.08%        N.M.
                                                                            ---        --------       -----       -----        ----
TOTAL SAVINGS INSTITUTIONS                                          $10,671,749     $11,720,360      38.69%      38.13%       4.80%

TOTAL BANKS AND SAVINGS INSTITUTIONS                                $27,558,217     $30,739,644      99.97%      99.99%       5.61%

NEW YORK                                                           $516,018,453    $637,592,451      99.95%     100.02%      11.16%
  BANKS                                                            $440,656,324    $553,590,044      85.33%      86.82%      12.08%
  SAVINGS INSTITUTIONS                                              $75,362,129     $84,002,407      14.62%      13.20%       5.58%

Source:  SNL Securities.

RP Financial, LC.
Page 2.10


                              Table 2.5 (continued)
                          Brooklyn Federal Savings Bank
                          Nassau County Deposit Detail



                                                                         HQ            HQ                # of
     Holding Company Name              Institution Name                 City          State    Type      Brchs
     --------------------              ----------------                 ----          -----    ----      -----

North Fork Bancorp.               North Fork Bank                   Mattituck           NY     Bank        68
JPMorgan Chase & Co.              JPMorgan Chase Bank, NA           New York            NY     Bank        58
Citigroup Inc.                    Citibank NA                       New York            NY     Bank        73
Bank of America Corp.             Fleet National Bank               Providence          RI     Bank        69
HSBC Holdings plc                 HSBC Bank USA NA                  Wilmington          DE     Bank        24
Bank of New York Co.              Bank of New York                  New York            NY     Bank        51
Commerce Bancorp Inc.             Commerce Bank NA                  Cherry Hill         NJ     Bank        13
State Bancorp Inc.                State Bank of Long Island         New Hyde Park       NY     Bank         8
First of Long Island Corp.        First Natl Bk of Long Island      Huntington          NY     Bank        15
Bank Hapoalim B.M.                Signature Bank                    New York            NY     Bank         2
M&T Bank Corp.                    Manufacturers & Traders TC        Buffalo             NY     Bank         3
Sterling Bancorp                  Sterling National Bank            New York            NY     Bank         1
Charles Schwab Corp.              U.S. Trust Co. of New York        New York            NY     Bank         2
American Community Bank           American Community Bank           Glen Cove           NY     Bank         1
Long Island Financial Corp.       Long Island Commercial Bank       Islandia            NY     Bank         2
National Bank of Greece SA        Atlantic Bank of New York         New York            NY     Bank         1
City National Bancshares Corp.    City NB of New Jersey             Newark              NJ     Bank         2
Banco Comercial Portugues SA      BCPBank NA                        Newark              NJ     Bank         1
                                                                                                           --
TOTAL BANKS                                                                                               394

Astoria Financial Corp.           Astoria FS&LA                     Long Island City    NY    Thrift       33
New York Community Bancorp        New York Community Bank           Westbury            NY      SB         40
Washington Mutual Inc.            Washington Mutual Bank, FA        Stockton            CA    Thrift       33
Ridgewood Savings Bank            Ridgewood Savings Bank            Ridgewood           NY      SB          6
Dime Community Bancshares Inc.    Dime SB of Williamsburg           Brooklyn            NY    Thrift        5
Apple Bank for Savings            Apple Bank for Savings            Scarsdale           NY      SB          7
Emigrant Bancorp Inc.             Emigrant Savings Bank             New York            NY      SB          7
Flushing Financial Corp.          Flushing SB FSB                   Flushing            NY    Thrift        2
Independence Cmnty Bank Corp.     Independence Community Bank       Brooklyn            NY      SB          4
Maspeth FS&LA                     Maspeth FS&LA                     Maspeth             NY    Thrift        1
-----------------------------------------------------------------------------------------------------------------
Brooklyn Fed Svgs Bk              Brooklyn Fed Svgs Bk              Brooklyn            NY    Thrift        1
-----------------------------------------------------------------------------------------------------------------
Golden West Financial             World SB FSB                      Oakland             CA    Thrift        1
                                                                                                           --
TOTAL SAVINGS INSTITUTIONS                                                                                140

TOTAL BANKS AND SAVINGS INSTITUTIONS                                                                      534

NEW YORK                                                                                                5,673
  BANKS                                                                                                 4,496
  SAVINGS INSTITUTIONS                                                                                  1,177


                                                                          Total Deposits
                                                                           as of June 30,               Market Share
                                                                     --------------------------     --------------------   2002-2004
     Holding Company Name              Institution Name                 2002            2004          2002        2004       CAGR
     --------------------              ----------------                 ----            ----          ----        ----     ---------
                                                                       ($000)          ($000)          (%)         (%)        (%)
North Fork Bancorp.               North Fork Bank                    $5,981,203      $8,043,428      15.44%      17.35%      15.96%
JPMorgan Chase & Co.              JPMorgan Chase Bank, NA            $5,093,540      $6,856,066      13.15%      14.79%      16.02%
Citigroup Inc.                    Citibank NA                        $6,473,583      $6,138,325      16.72%      13.24%      -2.62%
Bank of America Corp.             Fleet National Bank                $3,365,820      $3,758,889       8.69%       8.11%       5.68%
HSBC Holdings plc                 HSBC Bank USA NA                   $1,686,385      $1,838,053       4.35%       3.96%       4.40%
Bank of New York Co.              Bank of New York                   $1,648,872      $1,833,024       4.26%       3.95%       5.44%
Commerce Bancorp Inc.             Commerce Bank NA                      $14,707      $1,034,595       0.04%       2.23%     738.73%
State Bancorp Inc.                State Bank of Long Island            $598,355        $716,366       1.54%       1.55%       9.42%
First of Long Island Corp.        First Natl Bk of Long Island         $493,769        $572,876       1.27%       1.24%       7.71%
Bank Hapoalim B.M.                Signature Bank                        $14,344        $330,534       0.04%       0.71%     380.04%
M&T Bank Corp.                    Manufacturers & Traders TC           $341,750        $313,068       0.88%       0.68%      -4.29%
Sterling Bancorp                  Sterling National Bank                $34,501        $106,494       0.09%       0.23%      75.69%
Charles Schwab Corp.              U.S. Trust Co. of New York            $25,323         $65,516       0.07%       0.14%      60.85%
American Community Bank           American Community Bank               $33,149         $50,219       0.09%       0.11%      23.08%
Long Island Financial Corp.       Long Island Commercial Bank           $34,778         $43,960       0.09%       0.09%      12.43%
National Bank of Greece SA        Atlantic Bank of New York             $34,708         $37,615       0.09%       0.08%       4.10%
City National Bancshares Corp.    City NB of New Jersey                 $16,796         $24,489       0.04%       0.05%      20.75%
Banco Comercial Portugues SA      BCPBank NA                                 $0          $7,390       0.00%       0.02%        N.M.
                                                                            ---         -------       -----       -----        ----
TOTAL BANKS                                                         $25,891,583     $31,770,907      66.85%      68.53%      10.77%

Astoria Financial Corp.           Astoria FS&LA                      $3,825,409      $4,355,569       9.88%       9.39%       6.70%
New York Community Bancorp        New York Community Bank            $3,535,518      $3,509,048       9.13%       7.57%      -0.38%
Washington Mutual Inc.            Washington Mutual Bank, FA         $2,393,587      $3,252,295       6.18%       7.01%      16.57%
Ridgewood Savings Bank            Ridgewood Savings Bank               $737,575        $856,385       1.90%       1.85%       7.75%
Dime Community Bancshares Inc.    Dime SB of Williamsburg              $400,214        $609,263       1.03%       1.31%      23.38%
Apple Bank for Savings            Apple Bank for Savings               $652,308        $604,565       1.68%       1.30%      -3.73%
Emigrant Bancorp Inc.             Emigrant Savings Bank                $560,602        $518,290       1.45%       1.12%      -3.85%
Flushing Financial Corp.          Flushing SB FSB                      $261,234        $337,480       0.67%       0.73%      13.66%
Independence Cmnty Bank Corp.     Independence Community Bank          $293,373        $270,389       0.76%       0.58%      -4.00%
Maspeth FS&LA                     Maspeth FS&LA                        $110,576        $112,791       0.29%       0.24%       1.00%
------------------------------------------------------------------------------------------------------------------------------------
Brooklyn Fed Svgs Bk              Brooklyn Fed Svgs Bk                  $66,892         $87,848       0.17%       0.19%      14.60%
------------------------------------------------------------------------------------------------------------------------------------
Golden West Financial             World SB FSB                               $0         $80,409       0.00%       0.17%        N.M.
                                                                            ---        --------       -----       -----        ----
TOTAL SAVINGS INSTITUTIONS                                          $12,837,288     $14,594,332      33.14%      31.46%       6.62%

TOTAL BANKS AND SAVINGS INSTITUTIONS                                $38,728,871     $46,365,239      99.99%      99.99%       9.42%

NEW YORK                                                           $516,018,453    $637,592,451      99.95%     100.02%      11.16%
  BANKS                                                            $440,656,324    $553,590,044      85.33%      86.82%      12.08%
  SAVINGS INSTITUTIONS                                              $75,362,129     $84,002,407      14.62%      13.20%       5.58%

Source:  SNL Securities.

RP Financial, LC.
Page 2.11


                              Table 2.5 (continued)
                          Brooklyn Federal Savings Bank
                          Suffolk County Deposit Detail



                                                                         HQ            HQ                # of
     Holding Company Name              Institution Name                 City          State    Type      Brchs
     --------------------              ----------------                 ----          -----    ----      -----

North Fork Bancorp.               North Fork Bank                   Mattituck           NY     Bank       82
JPMorgan Chase & Co.              JPMorgan Chase Bank, NA           New York            NY     Bank       58
Citigroup Inc.                    Citibank NA                       New York            NY     Bank       34
Bank of America Corp.             Fleet National Bank               Providence          RI     Bank       52
Bank of New York Co.              Bank of New York                  New York            NY     Bank       50
HSBC Holdings plc                 HSBC Bank USA NA                  Wilmington          DE     Bank       26
Suffolk Bancorp                   Suffolk County National Bank      Riverhead           NY     Bank       27
Smithtown Bancorp Inc.            Bank of Smithtown                 Smithtown           NY     Bank       11
Bridge Bancorp Inc.               Bridgehampton National Bank       Bridgehampton       NY     Bank       11
Commerce Bancorp Inc.             Commerce Bank NA                  Cherry Hill         NJ     Bank        6
Long Island Financial Corp.       Long Island Commercial Bank       Islandia            NY     Bank        9
State Bancorp Inc.                State Bank of Long Island         New Hyde Park       NY     Bank        5
First of Long Island Corp.        First Natl Bk of Long Island      Huntington          NY     Bank        7
M&T Bank Corp.                    Manufacturers & Traders TC        Buffalo             NY     Bank        5
Hamptons State Bank               Hamptons State Bank               Southampton         NY     Bank        1
Bank Hapoalim B.M.                Signature Bank                    New York            NY     Bank        1
                                                                                                          --
TOTAL BANKS                                                                                              385

Astoria Financial Corp.           Astoria FS&LA                     Long Island City    NY    Thrift      27
Washington Mutual Inc.            Washington Mutual Bank, FA        Stockton            CA    Thrift      36
New York Community Bancorp        New York Community Bank           Westbury            NY      SB        27
Apple Bank for Savings            Apple Bank for Savings            Scarsdale           NY      SB        10
Ridgewood Savings Bank            Ridgewood Savings Bank            Ridgewood           NY      SB         2
Emigrant Bancorp Inc.             Emigrant Savings Bank             New York            NY      SB         1
Independence Cmnty Bank Corp.     Independence Community Bank       Brooklyn            NY      SB         1
-----------------------------------------------------------------------------------------------------------------
Brooklyn Fed Svgs Bk              Brooklyn Fed Svgs Bk              Brooklyn            NY    Thrift       1
                                                                                                          --
-----------------------------------------------------------------------------------------------------------------
TOTAL SAVINGS INSTITUTIONS                                                                               105

TOTAL BANKS AND SAVINGS INSTITUTIONS                                                                     490

NEW YORK                                                                                               5,673
  BANKS                                                                                                4,496
  SAVINGS INSTITUTIONS                                                                                 1,177


                                                                          Total Deposits
                                                                           as of June 30,               Market Share
                                                                     --------------------------     --------------------   2002-2004
     Holding Company Name              Institution Name                 2002            2004          2002        2004       CAGR
     --------------------              ----------------                 ----            ----          ----        ----     ---------
                                                                       ($000)          ($000)          (%)         (%)        (%)
North Fork Bancorp.               North Fork Bank                    $4,722,810     $5,811,706       19.09%     19.96%      10.93%
JPMorgan Chase & Co.              JPMorgan Chase Bank, NA            $4,176,701     $5,035,394       16.89%     17.29%       9.80%
Citigroup Inc.                    Citibank NA                        $2,427,811     $2,241,519        9.82%      7.70%      -3.91%
Bank of America Corp.             Fleet National Bank                $1,754,610     $2,050,430        7.09%      7.04%       8.10%
Bank of New York Co.              Bank of New York                   $1,566,587     $1,568,667        6.33%      5.39%       0.07%
HSBC Holdings plc                 HSBC Bank USA NA                   $1,330,897     $1,464,148        5.38%      5.03%       4.89%
Suffolk Bancorp                   Suffolk County National Bank       $1,135,436     $1,309,637        4.59%      4.50%       7.40%
Smithtown Bancorp Inc.            Bank of Smithtown                    $349,373       $537,124        1.41%      1.84%      23.99%
Bridge Bancorp Inc.               Bridgehampton National Bank          $400,261       $509,250        1.62%      1.75%      12.80%
Commerce Bancorp Inc.             Commerce Bank NA                       $7,425       $387,663        0.03%      1.33%     622.57%
Long Island Financial Corp.       Long Island Commercial Bank          $297,638       $313,369        1.20%      1.08%       2.61%
State Bancorp Inc.                State Bank of Long Island            $334,421       $296,843        1.35%      1.02%      -5.79%
First of Long Island Corp.        First Natl Bk of Long Island         $182,187       $229,368        0.74%      0.79%      12.20%
M&T Bank Corp.                    Manufacturers & Traders TC            $23,979       $108,732        0.10%      0.37%     112.94%
Hamptons State Bank               Hamptons State Bank                   $24,631        $49,208        0.10%      0.17%      41.34%
Bank Hapoalim B.M.                Signature Bank                             $0        $13,403        0.00%      0.05%        N.M.
                                                                            ---       --------        -----      -----        ----
TOTAL BANKS                                                         $18,734,767    $21,926,461       75.74%     75.31%       8.18%

Astoria Financial Corp.           Astoria FS&LA                      $2,357,623     $2,617,988        9.53%      8.99%       5.38%
Washington Mutual Inc.            Washington Mutual Bank, FA         $1,562,612     $2,431,746        6.32%      8.35%      24.75%
New York Community Bancorp        New York Community Bank            $1,096,497     $1,191,790        4.43%      4.09%       4.25%
Apple Bank for Savings            Apple Bank for Savings               $764,174       $668,067        3.09%      2.29%      -6.50%
Ridgewood Savings Bank            Ridgewood Savings Bank                $94,427       $131,395        0.38%      0.45%      17.96%
Emigrant Bancorp Inc.             Emigrant Savings Bank                 $91,293        $81,544        0.37%      0.28%      -5.49%
Independence Cmnty Bank Corp.     Independence Community Bank           $16,180        $52,059        0.07%      0.18%      79.37%
-----------------------------------------------------------------------------------------------------------------------------------
Brooklyn Fed Svgs Bk              Brooklyn Fed Svgs Bk                  $17,478        $21,250        0.07%      0.07%      10.26%
                                                                       --------       --------        -----      -----      ------
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL SAVINGS INSTITUTIONS                                           $6,000,284     $7,195,839       24.26%     24.70%       9.51%

TOTAL BANKS AND SAVINGS INSTITUTIONS                                $24,735,051    $29,122,300      100.00%    100.01%       8.51%

NEW YORK                                                           $516,018,453   $637,592,451       99.95%    100.02%      11.16%
  BANKS                                                            $440,656,324   $553,590,044       85.33%     86.82%      12.08%
  SAVINGS INSTITUTIONS                                              $75,362,129    $84,002,407       14.62%     13.20%       5.58%

Source:  SNL Securities.

RP Financial, LC.
Page 2.12


     Deposit growth trends for Brooklyn Federal paralleled growth trends for the broader market as the strongest growth rates were achieved in the Bank's suburban markets where as deposit growth in Brooklyn is nominal. In this regard, the Bank's growth in the Brooklyn market was slightly less than 3% whereas annualized deposit growth in Nassau and Suffolk Counties equaled 14.6% and 10.3%, respectively.

     The offering proceeds will enhance the Bank's competitiveness by providing increased operating flexibility and ability to grow and leverage. Given the limited growth the Bank has achieved in Brooklyn in recent years, the Bank expects the majority of its future growth to be realized in Nassau and Suffolk Counties.

RP Financial, LC.
Page 3.1

                            III. PEER GROUP ANALYSIS


     This chapter presents an analysis of Brooklyn Federal's operations versus a group of comparable companies (the "Peer Group") selected from the universe of all publicly-traded savings institutions. The primary basis of the pro forma market valuation of Brooklyn Federal is provided by these public companies. Factors affecting the Bank's pro forma market value such as financial condition, credit risk, interest rate risk, and recent operating results can be readily assessed in relation to the Peer Group. Current market pricing of the Peer Group, subject to appropriate adjustments to account for differences between Brooklyn Federal and the Peer Group, will then be used as a basis for the valuation of Brooklyn Federal's to-be-issued common stock.


Peer Group Selection
--------------------

     The mutual holding company form of ownership has been in existence in its present form since 1991. As of the date of this appraisal, there were approximately 22 publicly-traded institutions operating as subsidiaries of MHCs. We believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include:
(1) lower aftermarket liquidity in the MHC shares since less than 50% of the shares are available for trading; (2) guaranteed minority ownership interest, with no opportunity of exercising voting control of the institution in the MHC form of organization; (3) the potential impact of "second-step" conversions on the pricing of public MHC institutions; (4) the regulatory policies regarding the dividend waiver by MHC institutions; and (5) most MHCs have formed mid-tier holding companies, facilitating the ability for stock repurchases, thus improving the liquidity of the stock on an interim basis. We believe that each of these factors has an impact on the pricing of the shares of MHC institutions, and that such factors are not reflected in the pricing of fully-converted public companies.

     Given the unique characteristics of the MHC form of ownership, RP Financial concluded that the appropriate Peer Group for Brooklyn Federal's valuation should be comprised of subsidiary institutions of mutual holding companies. The selection of publicly-traded mutual

RP Financial, LC.
Page 3.2


holding companies for the Bank's Peer Group is consistent with the regulatory guidelines and other recently completed MHC transactions. Further, the Peer Group should be comprised of only those MHC institutions whose common stock is either listed on a national exchange or is NASDAQ listed, since the market for companies trading in this fashion is regular and reported. We believe non-listed MHC institutions are inappropriate for the Peer Group, since the trading activity for thinly-traded stocks is typically highly irregular in terms of frequency and price and may not be a reliable indicator of market value. We have excluded from the Peer Group those public MHC institutions that are currently pursuing a "second-step" conversion and/or companies whose market prices appear to be distorted by speculative factors or unusual operating conditions. MHCs which have recently completed a minority stock offering have been excluded as well, due to the lack of a seasoned trading history and insufficient quarterly financial data that includes the impact of the offering proceeds. The universe of all publicly-traded institutions is included as Exhibit III-1.


Basis of Comparison
-------------------

     This appraisal includes two sets of financial data and ratios for the Peer Group institutions. The first set of financial data reflects the actual book value, earnings, assets and operating results reported by the Peer Group institutions in its public filings inclusive of the minority ownership interest outstanding to the public. The second set of financial data, discussed at length in the following chapter, places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a "fully-converted" basis through assuming the sale of the majority shares held by the MHCs in public offerings based on their current trading prices and standard assumptions for a thrift conversion offering. Throughout the appraisal, the adjusted figures will be specifically identified as being on a "fully-converted" basis. Unless so noted, the figures referred to in the appraisal will be actual financial data reported by the Peer Group institutions.

     Both sets of financial data have their specific use and applicability to the appraisal. The actual financial data, as reported by the Peer Group companies and reflective of the minority interest outstanding, will be used in Chapter III to make financial comparisons between the Peer Group and the Bank. The differences between the Peer Group's reported financial data and the

RP Financial, LC.
Page 3.3


financial data of Brooklyn Federal are not significant enough to distort the conclusions of the comparison (in fact, such differences are greater in a standard conversion appraisal). The adjusted financial data (fully-converted basis) will be more fully described and quantified in the pricing analysis discussed in Chapter IV. The fully-converted pricing ratios are considered critical to the valuation analysis in Chapter IV, because they place each Peer Group institution on a fully-converted basis (making their pricing ratios comparable to the pro forma valuation conclusion reached herein), eliminate distortion in pricing ratios between Peer Group institutions that have sold different percentage ownership interests to the public, and reflect the implied pricing ratios being placed on the Peer Group institutions in the market today to reflect the unique trading characteristics of publicly-traded MHC institutions.


Brooklyn Federal's Peer Group
-----------------------------

     Under ideal circumstances, the Peer Group would be comprised of ten publicly-traded New York-based MHC institutions with capital, earnings, credit quality and interest rate risk comparable to Brooklyn Federal. However, given the limited number of publicly-traded institutions in the MHC form of ownership, the selection criteria was necessarily broad-based and not confined to a particular geographic market area. In light of the relatively small asset size of the Bank, the selection criteria used for the Peer Group was the ten smallest publicly-traded MHCs in terms of asset size and have been in publicly traded form for at least a year. The asset sizes of the Peer Group companies ranged from $98 million to $6.2 billion. The universe of all publicly-traded MHC institutions, exclusive of institutions that have announced second-step conversions, is included as Exhibit III-2.

     Unlike the universe of fully-converted publicly-traded thrifts, which includes approximately 203 companies, the universe of public MHC institutions is small, thereby reducing the prospects of a highly comparable Peer Group. Nonetheless, because the trading characteristics of public MHC institution shares are significantly different from those of fully-converted companies, public MHC institutions were the most appropriate group to consider as Peer Group candidates for this valuation. Relying solely on full stock public companies for the Peer Group would not capture the difference in current market pricing for public MHC institutions and thus could lead to distorted valuation conclusions. The federal regulatory

RP Financial, LC.
Page 3.4


agencies have previously concurred with this selection procedure of the Peer Group for MHC valuations. To account for differences between Brooklyn Federal and the MHC Peer Group in reaching a valuation conclusion, it will be necessary to make certain valuation adjustments. The following discussion addresses financial similarities and differences between Brooklyn Federal and the Peer Group.

     Table 3.1 on the following page lists key general characteristics of the Peer Group companies. Although there are differences among several of the Peer Group members, by and large they are well-capitalized and profitable institutions and their decision to reorganize in MHC form suggests a commonality of operating philosophy. Importantly, the trading prices of the Peer Group companies reflect the unique operating and other characteristics of public MHC institutions. While the Peer Group is not exactly comparable to Brooklyn Federal, we believe such companies form a good basis for the valuation of Brooklyn Federal, subject to certain valuation adjustments.

     In aggregate, the Peer Group companies maintain a higher level of capitalization relative to the universe of all public thrifts (11.91% of assets versus 10.77% for the all public average), generate lower earnings on a return on average assets basis (0.67% ROAA versus 0.78% for the all public average), and generate a lower return on equity (5.92% ROE versus 8.26% for the all public average). The summary table below underscores the key differences, particularly in the average pricing ratios between full stock and MHC institutions (both as reported and on a fully-converted basis).

                                                                                    Fully
                                                                 Peer Group       Converted
                                                   All            Reported          Basis
                                            Publicly-Traded         Basis        (Pro Forma)
                                            ---------------         -----        -----------
Financial Characteristics (Averages)
------------------------------------
Assets ($Mil)                                    $2,537            $1,059          $1,220
Equity/Assets (%)                                 10.77%            11.91%          23.00%
Return on Assets (%)                               0.78              0.67            0.72
Return on Equity (%)                               8.26              5.92            3.29

Pricing Ratios (Averages)(1)
----------------------------
Price/Earnings (x)                                18.48x            34.62x          28.66x
Price/Book (%)                                   165.13%           227.23%         100.56%
Price/Assets (%)                                  17.72             27.97           23.08

(1) Based on market prices as of December 3, 2004.

RP Financial, LC.
Page 3.5


RP FINANCIAL, LC.
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                                                      Table 3.1
                                        Peer Group of Publicly-Traded Thrifts
                                                December 16, 2004(1)

                                                  Primary           Operating Total          Fiscal  Conv.  Stock    Market
Ticker Financial Institution               Exchg. Market            Strat.(2) Assets  Offices  Year  Date   Price    Value
                                                                                                              ($)    ($Mil)
NWSB   Northwest Bcrp MHC of PA(41.4)      NASDAQ PA,NY,OH,MD        Thrift   6,225      146   06-30   11/94  25.92  1,279
CHFN   Charter Fincl MHC of GA (18.4)      NASDAQ SW GA, East. AL    Thrift   1,068 J      8   09-30   10/01  41.00    806
WFD    Westfield Finl MHC of MA(46.5) (3)  AMEX   Southwestern MA    Thrift     794       10   12-31   12/01  25.56    255
BCSB   BCSB Bankcorp MHC of MD (36.4)      NASDAQ Northeast MD       Thrift     750 J     16   09-30   07/98  17.27    102
ONFC   Oneida Fincl MHC of NY (42.4)       NASDAQ Central NY         Thrift     427        9   12-31   12/98  12.34     92
ALLB   Alliance Bank MHC of PA (20.0)      NASDAQ Southeastern PA    Thrift     382        8   12-31   03/95  30.50    105
PBHC   Pathfinder BC MHC of NY (35.3) (3)  NASDAQ Central NY         Thrift     303        6   12-31   11/95  17.99     44
GCBC   Green Co Bcrp MHC of NY (43.9)      NASDAQ Southeast NY       Thrift     285        6   06-30   12/98  31.16     64
JXSB   Jcksnville Bcp MHC of IL(46.8)      NASDAQ Central IL         Thrift     260        8   12-31   04/95  17.90     35
GOV    Gouverneur Bcp MHC of NY(42.5)      AMEX   Northern NY        Thrift      98 J      2   09-30   03/99  16.50     38

NOTES: (1)  Or most recent date available (M=March, S=September, D=December,
            J=June, E=Estimated, and P=Pro Forma)
       (2) Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified, and Ret.=Retail Banking.
       (3)  BIF insured savings bank institution.

Source: Corporate offering circulars, data derived from information published in SNL Securities Quarterly Thrift Report, and financial reports of publicly-traded thrifts.

Date of Last Update: 12/21/04

RP Financial, LC.
Page 3.6


     The following sections present a comparison of Brooklyn Federal's financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the figures reported by the Peer Group. The conclusions drawn from the comparative analysis are then factored into the valuation analysis discussed in the final chapter.


Financial Condition
-------------------

     Table 3.2 shows comparative balance sheet measures for Brooklyn Federal and the Peer Group. Brooklyn Federal's and the Peer Group's ratios reflect balances as of September 30, 2004, unless otherwise indicated for the Peer Group companies. Brooklyn Federal's net worth base of 11.9% approximated the Peer Group's average net worth ratio. Moreover, the Bank's pro forma capital position will increase with the addition of stock proceeds and will be comparable to the Peer Group's ratio following the stock offering. Tangible equity-to-assets ratios for the Bank and the Peer Group equaled 11.9% and 11.0%, respectively, as all of the Bank's equity consisted of tangible equity while goodwill and intangibles maintained by the Peer Group equaled 0.9% of assets. The increase in Brooklyn Federal's pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Bank's higher pro forma capitalization will also moderate its return on equity, given the low reinvestment yields currently available. Both the Bank's and the Peer Group's capital ratios reflected capital surpluses with respect to the regulatory capital requirements, with the Peer Group's ratios approximating the Bank's ratios. On a pro forma basis, the Bank's regulatory capital ratios will exceed the Peer Group average.

     The interest-earning asset compositions for the Bank and the Peer Group were similar, with loans constituting the bulk of interest-earning assets for both Brooklyn Federal and the Peer Group. The Bank's loans-to-assets ratio of 52.8% was less than the comparable Peer Group ratio of 53.5%. Comparatively, the Bank's cash and investments-to-assets ratio of 44.1% slightly exceeded the comparable ratio for the Peer Group of 41.0%, as the Bank's higher ratio of mortgage-backed and other investment securities more than offset the Peer Group's higher ratio of cash and cash equivalents. Brooklyn Federal holds the substantial majority of investment securities classified as HTM, whereas the Peer Group companies hold a greater proportion of

RP Financial, LC.
Page 3.7


RP FINANCIAL, LC.
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                                                              Table 3.2
                                             Balance Sheet Composition and Growth Rates
                                                   Comparable Institution Analysis
                                                      As of September 30, 2004


                                                                Balance Sheet as a Percent of Assets
                                      Cash &    MBS &                  Borrowed  Subd.    Net    Goodwill Tng Net    MEMO:
                                    Equivalents Invest  Loans Deposits   Funds   Debt    Worth   & Intang  Worth  Pref.Stock  Assets
Brooklyn Federal Savings Bank
  September 30, 2004                       2.6   41.5   52.8     83.1      3.3     0.0     11.9      0.0    11.9       0.0      5.46

All Public Companies                       4.1   23.5   67.6     66.2     21.0     0.7     10.6      0.9     9.7       0.0     13.49
State of NY                                4.1   29.8   59.8     67.9     18.6     0.9     11.3      2.2     9.1       0.0     22.65
Comparable Group Average                   4.2   36.8   53.5     72.3     13.1     0.6     11.9      0.9    11.0       0.0      4.78
  Mid-Atlantic Companies                   4.6   30.8   58.6     76.0     11.9     0.9     10.3      1.1     9.2       0.0      6.82
  Other Comparative Companies              3.3   51.0   41.5     63.8     16.0     0.0     15.7      0.6    15.1       0.0      0.01

Comparable Group

Mid-Atlantic Companies
ALLB  Alliance Bank MHC of PA (20.0)       6.9   33.3   54.1     75.1     14.8     0.0      9.4      0.0     9.4       0.0      1.36
BCSB  BCSB Bankcorp MHC of MD (36.4)(1)    2.2   44.5   48.9     77.6     13.2     3.1      5.4      0.4     5.0       0.0     17.23
GOV   Gouverneur Bcp MHC of NY(42.5)(1)    2.9   15.1   75.9     61.7     18.4     0.0     18.2      0.0    18.2       0.0     10.36
GCBC  Green Co Bcrp MHC of NY (43.9)       6.4   37.0   53.9     86.0      2.6     0.0     10.9      0.0    10.9       0.0      9.73
NWSB  Northwest Bcrp MHC of PA(41.4)       5.1   22.8   65.9     81.8      7.3     1.6      8.8      2.4     6.3       0.0      3.11
ONFC  Oneida Fincl MHC of NY (42.4)        3.0   37.4   49.9     71.7     15.3     0.0     12.1      3.1     9.0       0.0      0.56
PBHC  Pathfinder BC MHC of NY (35.3)       5.4   25.3   61.8     78.1     11.7     1.7      7.2      1.5     5.8       0.0      5.41

Mid-West Companies
JXSB  Jcksnville Bcp MHC of IL(46.8)       2.8   43.1   48.2     87.0      3.6     0.0      8.0      1.2     6.8       0.0     -2.61

New England Companies
WFD   Westfield Finl MHC of MA(46.5)       5.1   43.3   47.1     76.9      7.7     0.0     14.7      0.0    14.7       0.0     -2.69

South-East Companies
CHFN  Charter Fincl MHC of GA (18.4)(1)    2.0   66.6   29.3     27.4     36.8     0.0     24.4      0.6    23.9       0.0      5.35


                                                  Balance Sheet Annual Growth Rates                    Regulatory Capital
                                          MBS, Cash &                  Borrows.   Net   Tng Net
                                          Investments Loans  Deposits  &Subdebt  Worth   Worth      Tangible  Core   Reg.Cap.
Brooklyn Federal Savings Bank
  September 30, 2004                         10.33     1.36      2.76    52.59   12.57   12.57        11.38  11.38    22.07

All Public Companies                          4.06    15.15      8.93    17.49    4.13    3.33         9.48   9.41    16.66
State of NY                                  13.53    13.28     16.54    10.12    2.17    4.63         9.30   9.09    17.03
Comparable Group Average                      1.29     6.66      3.83     8.52    3.58    4.39        11.10  10.34    18.69
  Mid-Atlantic Companies                      2.64     7.74      5.99     0.22    3.23    4.14        10.62  10.37    18.09
  Other Comparative Companies                -1.85     4.14     -1.21    25.11    4.39    4.99         8.04  10.30    13.87

Comparable Group

Mid-Atlantic Companies
ALLB  Alliance Bank MHC of PA (20.0)         -0.84     2.83      3.40    -8.26    2.89    2.89           NM   9.40    16.98
BCSB  BCSB Bankcorp MHC of MD (36.4)(1)      40.36    -1.96      6.31       NM  -12.42  -13.07         7.21   7.21    15.24
GOV   Gouverneur Bcp MHC of NY(42.5)(1)     -34.53    24.94      6.31    47.54    1.66    1.66        17.70  17.70    32.02
GCBC  Green Co Bcrp MHC of NY (43.9)          3.88    14.45     10.71    -6.25    7.22    7.22         9.24   9.24    19.93
NWSB  Northwest Bcrp MHC of PA(41.4)        -16.60    14.09      4.54   -15.10   14.52   20.12           NM     NM    15.41
ONFC  Oneida Fincl MHC of NY (42.4)          -4.54     4.70     -0.94     2.45    6.01    5.30         8.31   8.31    14.26
PBHC  Pathfinder BC MHC of NY (35.3)         30.75    -4.87     11.62   -19.07    2.71    4.82           NM     NM    12.77

Mid-West Companies
JXSB  Jcksnville Bcp MHC of IL(46.8)          1.91    -6.28     -3.05    -5.05    4.29    5.56           NM   6.76    13.77

New England Companies
WFD   Westfield Finl MHC of MA(46.5)        -11.51     8.12     -6.51    80.01   -6.10   -6.10        14.67  14.67    27.85

South-East Companies
CHFN  Charter Fincl MHC of GA (18.4)(1)       4.03    10.58      5.93     0.37   14.98   15.51         9.46   9.46       NM

(1) Financial information is for the quarter ending June 30, 2004.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2004 by RP Financial, LC.

RP Financial, LC.
Page 3.8


their investments in available for sale ("AFS") status. Thus, whereas the Peer Group companies have reflected any market value losses in their equity pursuant to SFAS No. 115, Brooklyn Federal's market value losses ($2.4 million at September 30, 2004) are not reflected in equity, tending to overstate equity relative to the Peer Group. Overall, Brooklyn Federal's interest-earning assets amounted to 96.9% of assets, which exceeded the comparable Peer Group ratio of 94.5%.

     The Bank's deposits equaled 83.1% of assets, which was above the Peer Group average of 72.3%, reflecting the Bank's preference for funding through deposits. Borrowings were utilized to a greater degree by the Peer Group, at 13.1% versus Brooklyn Federal's ratio of 3.3%. Total interest-bearing liabilities ("IBL") maintained by Brooklyn Federal and the Peer Group, equaled 86.4% and 85.4% of assets, respectively. The ratio of IBL will be reduced on a post-offering basis as the Bank funds a greater portion of its operations out of capital.

     A key measure of balance sheet strength and earnings power is the IEA/IBL ratio. Presently, the Bank's IEA/IBL ratio is above the Peer Group's ratio, based on respective ratios of 112.2% and 110.7%. The additional capital realized from stock proceeds should improve Brooklyn Federal's advantage in this regard.

     Table 3.2 shows growth rates for key balance sheet items for the most recent 12 months for Brooklyn Federal and the Peer Group. Brooklyn Federal realized slightly faster asset growth than the Peer Group, at 5.46% and 4.78%, respectively. The Bank's comparatively faster growth is attributable to growth in wholesale elements of the balance sheet, as the expanding cash and investments portfolio was funded primarily by borrowings, while the loan portfolio increased by slightly more than 1%. Specifically, the Bank's loan portfolio increased by 1.36% over the most recent 12 month period as compared to 6.66% average growth for the Peer Group, primarily reflecting loan sales by the Bank. Comparatively, Brooklyn Federal's portfolio of cash and investments increased by 10.33%, as compared to modest growth of only 1.29% turned in by the Peer Group. Deposit growth for the Bank equaled 2.76% which compared closely to the Peer Group average of 3.83% and while borrowings increased by over 50% for the Bank (as compared to 8.52% for the Peer Group), such growth was from a comparatively modest base as borrowings only comprise approximately 3% of assets for Brooklyn Federal.

RP Financial, LC.
Page 3.9


     The Bank's equity increased 12.57%, versus 3.58% for the Peer Group. The Bank's comparatively strong rate of capital growth is reflective of its higher profitability as well as the adoption of dividend and capital management strategies by the majority of the Peer Group companies. On a post-offering basis, the Bank's capital growth rate is expected to decline due to the increased equity level and the modest anticipated return on the offering proceeds over the intermediate term.


Income and Expense Components
-----------------------------

     Table 3.3 displays comparative statements of operations for the Bank and the Peer Group. Brooklyn Federal and the Peer Group reported net income to average assets ratios of 1.35% and 0.67%, respectively. The Bank's profitability exceeded the Peer Group average in every key area of core operation, as its ratio of net interest income, non-interest operating income, and operating expense all were favorable in comparison to the Peer Group average.

     The Bank reported both a higher ratio of interest income to average assets and a lower ratio of interest expense. The Bank's higher interest income ratio was realized through its loan composition, including a loan portfolio diversified to include higher balances of higher yielding commercial and multi-family mortgage loans, which supported its higher yield on interest-earning assets (5.21% for the Bank versus 5.01% for the Peer Group). The Bank's modestly lower interest expense ratio, 1.34% versus 1.78% of average assets for the Peer Group, reflects the Bank's greater reliance on retail deposits as well as its deposit composition, which is heavily weighted towards lower costing savings and transaction accounts.

     Non-interest income equaled 0.77% of average assets for Brooklyn Federal versus an average of 0.71% for the Peer Group. The Bank's non-interest income ratio represents a slight advantage versus the Peer Group, reflecting primarily its loan sales and syndication of the commercial real estate, multi-family and construction loans and the related fees recognized upon the sale of the participation interests.

     Brooklyn Federal operates with a lower operating expense ratio than the Peer Group, reflecting its emphasis on mortgage lending (which typically entails a lower cost structure than non-mortgage lending) and efficient branch structure (i.e., four branches and total assets of $309

RP Financial, LC.
Page 3.10


RP FINANCIAL, LC.
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                                                              Table 3.3
                                  Income as a Percent of Average Assets and Yields, Costs, Spreads
                                                   Comparable Institution Analysis
                                           For the Twelve Months Ended September 30, 2004


                                                     Net Interest Income                   Other Income               G&A/Other Exp.
                                                                       Loss     NII                           Total
                                          Net                         Provis.  After    Loan   R.E.   Other   Other    G&A  Goodwill
                                        Income  Income Expense   NII  on IEA   Provis.  Fees   Oper.  Income  Income Expense  Amort.
Brooklyn Federal Savings Bank
  September 30, 2004                      1.35    4.98    1.34   3.64   0.02    3.61    0.00   0.00    0.77    0.77    2.26    0.00

All Public Companies                      0.77    5.01    1.97   3.05   0.13    2.91    0.05   0.00    0.66    0.71    2.53    0.02
State of NY                               1.05    5.00    1.68   3.32   0.05    3.27    0.07   0.00    0.71    0.79    2.36    0.04
Comparable Group Average                  0.67    4.75    1.78   2.97   0.11    2.86    0.03   0.00    0.67    0.71    2.72    0.03
  Mid-Atlantic Companies                  0.70    4.98    1.85   3.13   0.10    3.02    0.02   0.00    0.78    0.80    2.91    0.03
  Other Comparable Companies              0.61    4.21    1.63   2.59   0.12    2.47    0.06   0.00    0.42    0.00    2.27    0.02

Comparable Group

Mid-Atlantic Companies
ALLB  Alliance Bank MHC of PA (20.0)      0.63    5.15    2.06   3.09   0.08    3.02    0.01   0.01    0.34    0.36    2.71    0.00
BCSB  BCSB Bankcorp MHC of MD (36.4)(1)   0.09    4.55    2.30   2.25   0.07    2.17    0.03  -0.01    0.22    0.24    2.31    0.01
GOV   Gouverneur Bcp MHC of NY(42.5)(1)   0.89    5.65    1.77   3.89   0.11    3.78    0.00  -0.03    0.41    0.39    2.80    0.00
GCBC  Green Co Bcrp MHC of NY (43.9)      1.10    4.96    1.20   3.77   0.04    3.73    0.00   0.00    0.98    0.98    3.13    0.00
NWSB  Northwest Bcrp MHC of PA(41.4)      0.89    4.97    2.11   2.86   0.12    2.74    0.00   0.01    0.44    0.45    1.90    0.10
ONFC  Oneida Fincl MHC of NY (42.4)       0.78    4.60    1.63   2.97   0.13    2.83    0.00   0.00    2.55    2.55    4.48    0.03
PBHC  Pathfinder BC MHC of NY (35.3)      0.52    4.95    1.88   3.07   0.17    2.90    0.09   0.03    0.52    0.64    3.01    0.08

Mid-West Companies
JXSB  Jcksnville Bcp MHC of IL(46.8)      0.30    4.72    1.82   2.89   0.27    2.63    0.15   0.01    0.61    0.77    2.93    0.03

New England Companies
WFD   Westfield Finl MHC of MA(46.5)      0.78    4.28    1.39   2.88   0.09    2.79    0.01   0.00    0.36    0.37    2.19    0.00

South-East Companies
CHFN  Charter Fincl MHC of GA (18.4)(1)   0.75    3.65    1.66   1.99   0.01    1.98    0.02  -0.01    0.30    0.30    1.68    0.02


                                        Non-Op. Items     Yields, Costs, and Spreads
                                                                                          MEMO:     MEMO:
                                          Net  Extrao.        Yield     Cost  Yld-Cost  Assets/  Effective
                                         Gains  Items      On Assets Of Funds Spread    FTE Emp. Tax Rate
Brooklyn Federal Savings Bank
  September 30, 2004                      0.03   0.00        5.21      1.54     3.67     4,350      37.35

All Public Companies                      0.08   0.01        5.20      2.21     2.98     5,414      33.99
State of NY                              -0.07   0.00        5.31      1.93     3.38     6,955      34.46
Comparable Group Average                  0.11   0.00        5.01      2.09     2.93     3,619      24.78
  Mid-Atlantic Companies                  0.08   0.00        5.27      2.09     3.18     3,592      23.12
  Other Comparable Companies              0.18   0.00        4.41      2.07     2.34     2,475      28.66

Comparable Group

Mid-Atlantic Companies
ALLB  Alliance Bank MHC of PA (20.0)      0.01   0.00        5.45      2.29     3.17     4,833       6.75
BCSB  BCSB Bankcorp MHC of MD (36.4)(1)   0.01   0.00        4.72      2.53     2.19     4,285       8.73
GOV   Gouverneur Bcp MHC of NY(42.5)(1)   0.07   0.00        5.92      2.23     3.68     3,162      37.82
GCBC  Green Co Bcrp MHC of NY (43.9)     -0.01   0.00        5.10      1.35     3.75     3,163      28.35
NWSB  Northwest Bcrp MHC of PA(41.4)      0.04   0.00        5.30      2.32     2.98     3,862      28.45
ONFC  Oneida Fincl MHC of NY (42.4)       0.17   0.00        5.09      1.87     3.22     2,926      25.22
PBHC  Pathfinder BC MHC of NY (35.3)      0.24   0.00        5.33      2.06     3.28     2,914      26.49

Mid-West Companies
JXSB  Jcksnville Bcp MHC of IL(46.8)      0.05   0.00        5.01      2.01     3.01     2,201      37.10

New England Companies
WFD   Westfield Finl MHC of MA(46.5)      0.14   0.00        4.48      1.66     2.82     5,225      29.37

South-East Companies
CHFN  Charter Fincl MHC of GA (18.4)(1)   0.35   0.00        3.73      2.54     1.18        NM      19.50

(1) Financial information is for the quarter ending June 30, 2004.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2004 by RP Financial, LC.

RP Financial, LC.
Page 3.11


million). The low cost structure of the Bank's operations is further evidenced by data showing the number of employees maintained relative to asset size. Assets per full time equivalent employee equaled $4.4 million for the Bank, versus a comparable measure of $3.6 million for the Peer Group. Overall, the operating expense ratios for Brooklyn Federal and the Peer Group were 2.26% and 2.72%, respectively. On a post-offering basis, the Bank's operating expenses can be expected to increase with the addition of stock benefit plans and public company expenses. Additionally, the Bank's cost structure will likely increase as the Bank seeks to establish new branches in current and adjacent markets. Intangible assets amortization was nominal for the Peer Group, and the Bank had no amortizing intangible assets.

     Brooklyn Federal's efficiency ratio (operating expenses as a percent of the sum of non-interest operating income and net interest income) of 51.3% is more favorable than the Peer Group's ratio of 74.7%. On a post-offering basis, the Bank's efficiency ratio may improve marginally. Thus, the Bank's efficiency ratio is expected to remain at an advantage.

     Loan loss provisions for the Bank and the Peer Group were relatively modest, amounting to 0.02% and 0.11% of average assets for Brooklyn Federal and the Peer Group, respectively, reflecting relatively strong asset quality and limited loan chargeoffs for both. However, the modestly higher level of loss provisions established by the Peer Group is consistent with its higher level of NPAs in comparison to the Bank very low ratio.

     Non-operating expense of 0.03% of average assets for Brooklyn Federal consisted primarily of gains on the sale of property and investments. The Peer Group reported net non-operating income equal to 0.11% of average assets, which was largely comprised of gains on the sale of loans and investments. Such gains are subject to volatility due to fluctuations in market and interest rate conditions, and, thus are not viewed as being a recurring source of income, and thus will be excluded from the calculation of the valuation earnings base.

     The Bank's effective tax rate for the last 12 months of 37.4% is modestly above the Peer Group average of 24.8%. The Bank expects that its effective tax rate will continue to approximate the recent historical level in fiscal 2005, and thus remain at a comparative disadvantage relative to the Peer Group.

RP Financial, LC.
Page 3.12


Loan Composition
----------------

     Brooklyn Federal's loan portfolio reflects a comparatively greater concentration of 1-4 family residential mortgage loans and MBS, which aggregated to 55.1% of assets and 47.3% of assets for the Bank and the Peer Group, respectively (see Table 3.4). However, the Bank's higher level of residential assets was attributable to its greater investment in MBS and CMOs (36.62% for the Bank versus 16.87% for the Peer Group) as 1-4 family whole mortgage loans were at comparatively modest levels for Brooklyn Federal (18.50% of assets versus 30.38% for the Peer Group). Brooklyn Federal's lending activities show greater diversification in the areas of multi-family, commercial mortgage and construction lending. Specifically, multi-family and commercial mortgage loans represented 29.3% of assets as compared to only 10.8% for the Peer Group, while construction loans equaled 5.3% of assets for the Bank as compared to 1.4% for the Peer Group on average. Conversely, the Peer Group maintained consumer loans (5.0% of assets) and business loans (4.2% of assets) portfolios, while the Bank was not materially engaged in these lending areas. Overall, the Bank's risk-weighted asset ratio compared closely to the Peer Group (55.16% versus 54.02% for the Peer Group) as the proportion of loans-to-assets for Brooklyn Federal and the Peer Group was similar, and the respective loan portfolios had similar diversification in high risk-weight loans (albeit among different loan types).


Credit Risk
-----------

     Overall, the Bank reported more favorable credit quality measures for non-performing loans while the average risk-weighting was similar for Brooklyn Federal and the Peer Group. As shown in Table 3.5, Brooklyn Federal's ratio of non-performing assets and accruing loans that are more than 90 days past due as a percent of assets was less than the comparable Peer Group ratio (less than 1 basis point versus 0.70% for the Peer Group). At the same time, the Peer Group maintained a higher level of reserves as a percent of loans (1.15% versus 0.56% for the Bank). Strong growth in income producing property loans in the last couple years poses a higher credit risk factor relative to the Peer Group in that the Bank's portfolio has limited seasoning. At the same time, it is difficult to quantify such risk and asset quality has been strong historically and real estate markets locally have performed well.

RP Financial, LC.
Page 3.13


RP FINANCIAL, LC.
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                                                              Table 3.4
                                         Loan Portfolio Composition and Related Information
                                                   Comparable Institution Analysis
                                                      As of September 30, 2004


                                                  Portfolio Composition as a Percent Assets
                                                       1-4    Constr.   5+Unit    Commerc.             RWA/    Serviced    Servicing
Institution                                  MBS     Family   & Land    Comm RE   Business  Consumer  Assets   For Others  Assets
                                             (%)       (%)      (%)       (%)       (%)        (%)      (%)        ($000)  ($000)
Brooklyn Federal Savings Bank               36.62     18.50     5.32     29.26      0.00      0.10     55.16      66,825        0

All Public Companies                        12.83     37.29     4.92     15.83      3.54      3.83     60.56     733,425    8,518
State of NY                                 18.58     29.12     1.58     22.19      2.40      3.16     53.68     407,854    2,903
Comparable Group Average                    16.87     30.38     1.40     10.82      4.19      4.96     54.02     134,458      428

Comparable Group

ALLB  Alliance Bank MHC of PA (20.0)         5.42     23.64     1.74     27.49      0.94      1.20     59.09       3,200        0
BCSB  BCSB Bankcorp MHC of MD (36.4)(1)     21.86     28.79     1.19      7.46      9.33      2.36     48.14      22,195        0
CHFN  Charter Fincl MHC of GA (18.4)(1)     35.93     14.32     3.76      9.40      0.63      1.79     48.26      42,654      161
GOV   Gouverneur Bcp MHC of NY(42.5)(1)      9.59     57.66     1.40      4.46      9.26      3.77     55.09           0        0
GCBC  Green Co Bcrp MHC of NY (43.9)        21.49     41.26     1.64      5.51      1.60      2.24     47.87           0        0
JXSB  Jcksnville Bcp MHC of IL(46.8)         6.79     25.43     1.70      8.90      3.96      7.57     54.19     159,542    1,103
NWSB  Northwest Bcrp MHC of PA(41.4)           NA        NA       NA        NA        NA        NA     53.46     946,000    2,371
ONFC  Oneida Fincl MHC of NY (42.4)          9.57     23.14     0.02      8.24      8.86      8.63     60.64      92,329      344
PBHC  Pathfinder BC MHC of NY (35.3)        10.85     44.95     0.60     10.13      1.21      4.65     58.48      50,727      234
WFD   Westfield Finl MHC of MA(46.5)        30.33     14.24     0.53     15.79      1.93     12.44     55.02      27,936       64

(1) Financial information is for the quarter ending June 30, 2004.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2004 by RP Financial, LC.

RP Financial, LC.
Page 3.14


RP FINANCIAL, LC.
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                                                            Table 3.5
                                           Credit Risk Measures and Related Information
                                                 Comparable Institution Analysis
                                      As of September 30, 2004 or Most Recent Date Available


                                                        NPAs &                                  Rsrves/
                                               REO/     90+Del/    NPLs/    Rsrves/   Rsrves/   NPAs &   Net Loan    NLCs/
Institution                                   Assets    Assets     Loans     Loans     NPLs     90+Del   Chargoffs   Loans
                                                (%)       (%)       (%)       (%)       (%)       (%)      ($000)     (%)

Brooklyn Federal Savings Bank                   0.00      0.00      0.00      0.56      0.00      0.00          0     0.00

All Public Companies                            0.09      0.57      0.62      0.98    223.93    200.94        267     0.09
State of NY                                     0.02      0.33      0.49      1.17    247.92    229.79        229     0.02
Comparable Group Average                        0.16      0.70      0.86      1.15    165.67    128.07        296     0.11

Comparable Group

ALLB  Alliance Bank MHC of PA (20.0)            1.01      1.55      0.64      1.21    188.89     42.74         48     0.09
BCSB  BCSB Bankcorp MHC of MD (36.4)(1)         0.02      0.17      0.30      0.65    216.50    191.96        139     0.15
CHFN  Charter Fincl MHC of GA (18.4)(1)         0.00        NA        NA      2.05        NA        NA         16     0.02
GOV   Gouverneur Bcp MHC of NY(42.5)(1)         0.16      0.86      0.92      0.95    103.04     84.36          2     0.01
GCBC  Green Co Bcrp MHC of NY (43.9)            0.03      0.14      0.20      0.82    417.43    315.67         16     0.04
JXSB  Jcksnville Bcp MHC of IL(46.8)            0.22      0.94      1.41      1.70    120.81     88.47         72     0.22
NWSB  Northwest Bcrp MHC of PA(41.4)            0.08      0.67      0.88      0.72     81.32     71.33      2,510     0.25
ONFC  Oneida Fincl MHC of NY (42.4)             0.00      0.57      1.14      1.08     95.55     95.55         90     0.17
PBHC  Pathfinder BC MHC of NY (35.3)            0.08      1.06      1.56      1.00     63.94     59.01         60     0.13
WFD   Westfield Finl MHC of MA(46.5)            0.00      0.31      0.65      1.32    203.51    203.51          9     0.01

(1) Financial information is for the quarter ending June 30, 2004.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2004 by RP Financial, LC.

RP Financial, LC.
Page 3.15


Interest Rate Risk
------------------

     Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure of the Bank versus the Peer Group companies. In terms of balance sheet composition, Brooklyn Federal's interest rate risk characteristics were considered to be more favorable than the Peer Group's. Most notably, Brooklyn Federal's higher tangible capital position and stronger IEA/IBL ratio indicate a lesser dependence on the yield-cost spread to sustain the net interest margin. Moreover, a lower level of non-interest earning assets represented an advantage for the Bank with respect to capacity to generate net interest income and, in turn, limit the interest rate risk associated with the balance sheet. On a pro forma basis, the infusion of stock proceeds should provide the Bank balance sheet interest rate risk characteristics that are more comparable to the Peer Group's measures. To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Brooklyn Federal and the Peer Group. In general, the relative fluctuations in the Bank's and the Peer Group's net interest income to average assets ratios were considered to be fairly comparable excluding an aberration reflecting an accounting issuing for the Bank in the transition quarters between 2003 and 2004. Thus, based on the interest rate environment that prevailed during the period analyzed in Table 3.6, Brooklyn Federal and the Peer Group were viewed as maintaining a similar degree of interest rate risk exposure in their respective net interest margins. The stability of the Bank's net interest margin should be enhanced by the infusion of stock proceeds, as the increase in capital will reduce the level of interest rate sensitive liabilities funding Brooklyn Federal's assets.


Summary
-------

     Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of Brooklyn Federal. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP Financial, LC.
Page 3.16


RP FINANCIAL, LC.
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                                                              Table 3.6
                                   Interest Rate Risk Measures and Net Interest Income Volatility
                                                   Comparable Institution Analysis
                                       As of September 30, 2004 or Most Recent Date Available


                                           Balance Sheet Measures
                                                            Non-Earn.             Quarterly Change in Net Interest Income
                                         Equity/     IEA/   Assets/
Institution                              Assets      IBL     Assets     09/30/04  06/30/04  03/31/04  12/31/03  09/30/03  06/30/03
                                           (%)       (%)       (%)     (change in net interest income is annualized in basis points)
Brooklyn Federal Savings Bank              11.9     112.2       3.1        -38         1        99       -78        -6        11

All Public Companies                        9.7     108.2       4.7          3        -3         1         7        -4        -4
State of NY                                 8.5     101.1       5.9         -8        -5         1         7       -10        -9
Comparable Group Average                   11.0     111.1       5.5         -0        -3         3        16        -6       -15

Comparable Group

ALLB  Alliance Bank MHC of PA (20.0)        9.4     105.1       5.6        -26         1         8        -3        26       -22
BCSB  BCSB Bankcorp MHC of MD (36.4)(1)     5.0     101.8       4.4         NA         8       -17         3       -35       -29
CHFN  Charter Fincl MHC of GA (18.4)(1)    23.9     152.5       2.0         NA        -2         8        31        17        NA
GOV   Gouverneur Bcp MHC of NY(42.5)(1)    18.2     117.2       6.1         NA        -9        -7        22         1       -16
GCBC  Green Co Bcrp MHC of NY (43.9)       10.9     109.8       2.7          7        -8         8        13         1        -5
JXSB  Jcksnville Bcp MHC of IL(46.8)        6.8     103.8       6.0         12        -4        19        19       -17       -26
NWSB  Northwest Bcrp MHC of PA(41.4)        6.3     103.3       6.2         14        -9        14        33       -15       -15
ONFC  Oneida Fincl MHC of NY (42.4)         9.0     103.8       9.7         -9         5         8        -5        -6         1
PBHC  Pathfinder BC MHC of NY (35.3)        5.8     101.1       7.5        -11        -0       -27        16       -16        -8
WFD   Westfield Finl MHC of MA(46.5)       14.7     112.8       4.6         11        -8        18        27       -17       -14

(1) Financial information is for the quarter ending June 30, 2004. NA=Change is greater than 100 basis points during the quarter.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2004 by RP Financial, LC.

RP Financial, LC.
Page 4.1

                             IV. VALUATION ANALYSIS


Introduction
------------

     This chapter presents the valuation analysis and methodology used to determine Brooklyn Federal's estimated pro forma market value for purposes of pricing the minority stock. The valuation incorporates the appraisal methodology promulgated by the OTS and adopted in practice by the FDIC for standard conversions and mutual holding company offerings, particularly regarding selection of the Peer Group, fundamental analysis on both the Bank and the Peer Group, and determination of the Bank's pro forma market value utilizing the market value approach.


Appraisal Guidelines
--------------------

     The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution. The FDIC, state banking agencies and other Federal agencies have endorsed the OTS appraisal guidelines as the appropriate guidelines involving mutual-to-stock conversions. As previously noted, the appraisal guidelines for MHC offerings are somewhat different, particularly in the Peer Group selection process. Specifically, the regulatory agencies have indicated that the Peer Group should be based on the pro forma fully-converted pricing characteristics of publicly-traded MHCs, rather than on already fully-converted publicly-traded stock thrifts, given the unique differences in stock pricing of MHCs and fully-converted stock thrifts. Pursuant to this methodology: (1) a peer group of comparable publicly-traded MHC institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and
(3) the pro forma market value of the subject company is determined based on the market pricing of the peer group, subject to certain valuation adjustments based on key differences. In addition, the pricing characteristics of recent conversions and MHC offerings must be considered.

RP Financial, LC.
Page 4.2


RP Financial Approach to the Valuation
--------------------------------------

     The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes "fundamental analysis" techniques. Additionally, the valuation incorporates a "technical analysis" of recently completed conversions and stock offerings of comparable MHCs, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses, based on either the Peer Group or the recent conversions and MHC transactions, cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

     The pro forma market value determined herein is a preliminary value for the Bank's to-be-issued stock. Throughout the MHC process, RP Financial will: (1) review changes in the Bank's operations and financial condition; (2) monitor the Bank's operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending MHC offerings, and to a lesser extent, standard conversion offerings, both regionally and nationally. If material changes should occur prior to close of the offering, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

     The appraised value determined herein is based on the current market and operating environment for the Bank and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Brooklyn Federal's value, the market value of the stocks of public MHC institutions, or Brooklyn Federal's value alone. To the extent a change in factors impacting the

RP Financial, LC.
Page 4.3


Bank's value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.


Valuation Analysis
------------------

     A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Bank and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Bank relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of Brooklyn Federal coming to market at this time.


1.   Financial Condition
     -------------------

     The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Bank's and the Peer Group's financial strength are noted as follows:

     o Overall A/L Composition. While both the Bank and the Peer Group are oriented towards mortgage lending funded primarily by retail deposits, the Bank's asset composition includes a higher proportion of multi-family and commercial mortgage loans as well as construction loan while the Peer Group is more actively involved in non-mortgage lending. Overall, the loans-to-assets ratios and risk-weighted assets/assets ratios for the Bank and the Peer Group were relatively similar. The Bank is currently utilizing borrowed funds to a lesser degree than the Peer Group, providing it with greater future funding flexibility and borrowing potential. The Bank's ratio of IEA/IBL is currently above the Peer Group average and will improve on a post-offering basis.

     o Credit Quality. The Bank maintained lower ratios of non-performing assets-to-assets and non-performing loans-to-loans. At the same time, these performance measures are mitigated to an extent by the Peer Group's lower ratio of reserves to total loans and the recent growth in the multi-family and commercial loan portfolios which has provided for limited seasoning.

RP Financial, LC.
Page 4.4


     o Balance Sheet Liquidity. The Bank operated with a slightly higher level of cash and investment securities relative to the Peer Group (44.1% of assets versus 41.0% for the Peer Group) which is mitigated from a liquidity perspective by the Bank's strategy of holding the majority of its investment in an HTM account, where Brooklyn Federal has a relatively significant unrealized loss. Following the infusion of the stock proceeds, the Bank's cash and investments ratio is expected to increase as the proceeds will initially be deployed into investments. Brooklyn Federal's future borrowing capacity was considered to be greater than the Peer Group's, in light of the lower level of borrowings maintained by the Bank in comparison to the Peer Group.

     o Capital. The Peer Group operates with a similar equity-to-assets ratio in comparison to the Bank on a pre-offering basis. However, following the stock offering, Brooklyn Federal's pro forma capital position will be above the Peer Group's equity-to-assets ratio. The Bank's higher pro forma capital position will result in greater leverage potential and reduce the level of interest-bearing liabilities utilized to fund assets.

     On balance, Brooklyn Federal's balance sheet strength was considered to be more favorable than Peer Group's, taking into account the Bank's current and pro forma balance sheet composition, liquidity characteristics and credit risk exposure. Accordingly, we concluded that a slight upward valuation adjustment was warranted for the Bank's financial condition.


2.   Profitability, Growth and Viability of Earnings
     -----------------------------------------------

     Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution's earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

     o Reported Earnings. The Bank reported higher profitability in comparison to the Peer Group for the most recent 12 months, as it compared favorably to the Peer Group in each key area of core operation. Reinvestment and leveraging of the net stock proceeds should enhance returns for the Bank, but the pick-up in earnings will be somewhat offset by the increase in operating expenses that will result from the implementation of the stock benefit plans, expenses related to operating as a publicly-traded company, and anticipated expenses from establishment of new branches.

     o Core Earnings. On a pro forma core basis, adjusting for non-operating items for both (primarily gains on sale) which are limited for both, the Bank's profitability remains above the Peer Group average. However, fee income generated through the sale of participation interests in commercial real estate, multi-family and construction loans

RP Financial, LC.
Page 4.5


          may be subject to greater volatility than more stable income sources such as deposit and loan servicing fees.

     o Interest Rate Risk. The Bank's stronger capital, IEA/IBL ratios and lower level of non-interest earning assets, are all favorable from an interest rate risk management perspective. Quarterly changes in the Bank's and the Peer Group's net interest income to average assets ratios were considered to be fairly comparable On a pro forma basis, the Bank's capital position and IEA/IBL ratio will be enhanced by the infusion of stock proceeds and its interest rate risk exposure will diminish as a result.

     o Credit Risk. Loan loss provisions were a greater factor in the Peer Group's earnings (0.11% of average assets versus 0.02% of average assets for the Bank). Other credit risk measures such as the level of NPAs generally implied the Bank's credit risk exposure was less than the Peer Group's, in terms of future exposure to credit quality related losses. At the same time, the limited seasoning of the Bank's growing income producing property loan portfolio may pose a higher risk profile than suggested by the current non-performing data. Moreover, reserve coverage in relation to total loans was below the Peer Group average.

     o Earnings Growth Potential. The Bank's balance sheet growth for the last 12 months was comparable to the Peer Group. While the Bank operates in a large dynamic market, with growth particularly strong on Long Island, the level of competition is formidable. The Bank will continue to seek to expand on a retail basis following the offering and the strengthened pro forma capital position will support such efforts.

     o Return on Equity. The Bank's pro forma ROA will continue to exceed the Peer Group average. At the same time, Brooklyn Federal's capital position on a fully converted basis will also exceed the Peer Group average. Taken together, the Bank's pro forma ROE will approximate to modestly exceed the Peer Group average over the intermediate term.

     Overall, we concluded with a slight upward adjustment for profitability, growth and viability of earnings.


3.   Asset Growth
     ------------

     The Bank's recent asset growth approximated the Peer Group average, reflecting the Bank's efforts to support earnings through wholesale leveraging in the absence of the ability to achieve growth in the loan portfolio in the low interest rate environment. The Bank's higher pro forma tangible equity-to-assets ratio suggests greater leverage capacity for the Bank. However, recent loan and deposit growth suggest the Bank's ability to pursue growth comparable to the

RP Financial, LC.
Page 4.6


Peer Group faces challenges. On balance, we believe no adjustment was warranted for this factor.

4.   Primary Market Area
     -------------------

     The general condition of a financial institution's market area has impact on market value, as profitable growth is in part dependent upon opportunities for profitable activities in the local market area. Operating in New York City and on Long Island, the Bank faces significant competition for loans and deposits from a large number of financial institutions, which provide a broader array of services and have significantly larger branch networks and greater resources. The depth and breadth of the Bank's competition is increased by the proximity of the Bank's market to Manhattan where many superregional and money center banks are headquartered. Demographic and economic trends and characteristics in the Bank's primary market area are compared to the primary market areas served by the Peer Group companies in Table 4.1. The Bank's market is larger than the markets served by the Peer Group, but growth rates are comparatively modest in Kings and Nassau Counties where Brooklyn Federal's operations are concentrated. Similarly, income levels in Kings County fall below the Peer Group average and median while income levels in Nassau and Suffolk Counties exceed the Peer Group averages and medians. The Bank's share of the deposit market falls below the range exhibited by the Peer Group median and average. The unemployment rate prevailing in the Bank's largest market (Kings County) is above the Peer Group's average and median while unemployment rates in suburban Nassau and Suffolk Counties are favorable in comparison to the Peer Group average and median. On balance, we concluded that no adjustment was warranted for the Bank's primary market area.


5.   Dividends
     ---------

     At this time the Bank has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions. All ten of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.18% to 3.08%. The average dividend yield on the stocks of the

RP Financial, LC.
Page 4.7


                                                              Table 4.1
                                             Peer Group Market Area Comparative Analysis


                                                                                               Per Capita Income
                                                   Population     Proj.                        -----------------   Deposit
                                                 --------------   Pop.   2000-2004  2004-2009            % State    Market   Unempl.
Institution                      County           2000    2004    2009   % Change   % Change    Amount   Average   Share(1)   Rate
-----------                      ------           ----    ----    ----   --------   --------    ------   -------   ---------  ----
                                                  (000)   (000)
Alliance Bank MHC of PA          Delaware          551     553     555       0.3%      0.4%      31,498   134.4%      3.7%    4.6%
BCSB Bancorp, Inc., MHC of MD    Baltimore         754     776     803       2.9%      3.5%      30,810   106.1%      3.8%    4.3%
Charter Financial MHC of GA      Troup              59      62      67       5.9%      7.3%      21,419    90.9%     20.9%    5.5%
Gouverneur Bancorp of NY         St. Lawrence      112     113     116       1.3%      1.9%      18,136    70.2%      6.0%    6.5%
Greene Co. Bancorp MHC of NY     Greene             48      51      55       5.7%      7.7%      21,782    84.3%     34.2%    4.0%
Jacksonville SB MHC of IL        Morgan             37      36      36      -0.4%     -0.5%      21,212    82.3%     29.9%    5.4%
Northwest Bancorp MHC of PA      Warren             44      44      44      -0.3%     -0.3%      21,422    91.4%     51.5%    5.2%
Oneida Financial MHC of NY       Madison            69      71      72       1.9%      1.6%      22,796    88.2%     42.5%    5.0%
Pathfinder Bancorp MHC of NY     Oswego            122     126     130       2.6%      3.6%      19,408    75.1%     24.1%    6.4%
Westfield Financial Group
  MHC of MA                      Hampden           456     459     463       0.6%      0.9%      24,094    80.8%      9.6%    5.6%

                                     Averages:     225     229     234       2.1%      2.6%      23,258    90.4%     22.6%    5.3%
                                      Medians:      91      92      94       1.6%      1.8%      21,602    86.3%     22.5%    5.3%

Brooklyn Federal                 Kings County    2,465   2,497   2,533       1.3%      1.4%      18,150    70.3%      0.5%    6.8%
                                 Nassau County   1,335   1,350   1,367       1.1%      1.3%      35,776   138.5%      0.2%    3.5%
                                 Suffolk County  1,419   1,481   1,555       4.4%      5.0%      30,007   116.2%      0.1%    3.9%

(1) Total institution deposits in headquarters county as percent of total county deposits as of June 30, 2004.

Sources:  ERSI Business Information Solutions, SNL Financial and the FDIC.

RP Financial, LC.
Page 4.8


Peer Group institutions equaled 2.12% as of December 3, 2004. As of December 3, 2004, approximately 90% of all publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 2.05%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends. Our valuation adjustment for dividends for Brooklyn Federal also considered the regulatory policy with regard to waiver of dividends by the MHC. Under current policy, any waiver of dividends by an FDIC regulated MHC requires that the minority stockholders' ownership interest be reduced in a second-step conversion to reflect the cumulative waived dividend account. Comparatively, no adjustment for waived dividends is required for OTS regulated companies in a second-step conversion. As an MHC operating under OTS regulation, the Bank will be subject to the same regulatory dividend policy as a large majority of the Peer Group companies (nine of the Peer Group companies operate under OTS regulation for purposes of the dividend waiver). Accordingly, we believe that to the extent Brooklyn Federal's pro forma market value would be influenced by the OTS' dividend policy regarding MHC institutions, it has been sufficiently captured in the pricing of the Peer Group companies. The Bank's capacity to pay dividends will be somewhat greater than Peer Group's, as the result of its higher pro forma earnings and capital. On balance, we concluded that a slight upward adjustment was warranted for purposes of the Bank's dividend policy.


6.   Liquidity of the Shares
     -----------------------

     The Peer Group is by definition composed of companies that are traded in the public markets. Eight of the Peer Group members trade on the NASDAQ system and two of the Peer Group members trade on the AMEX. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies, based on the shares issued and outstanding to public shareholders (i.e., excluding the majority ownership interest owned by the respective MHCs) ranged from $15.6 million to $514.5 million as of December 3, 2004, with average and median market values of $95.9 million and $32.6 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 688,000 to 19.9 million, with average and median shares outstanding of 3.8 million and 1.6

RP Financial, LC.
Page 4.9


million, respectively. The Bank's minority stock offering is expected to have a pro forma market value that approximates the Peer Group median, while public shares outstanding for the Bank is expected to be in the upper end of the range of shares outstanding maintained by the individual Peer Group companies. Like the majority of the Peer Group companies, the Bank's stock will be quoted on the NASDAQ National Market System following the stock offering. Overall, we anticipate that the Bank's public stock will have a modestly more active trading market relative to the Peer Group companies, particularly immediately following the completion of the offering and therefore, concluded that a slight upward adjustment was warranted for this factor.


7.   Marketing of the Issue
     ----------------------

     Three separate markets exist for thrift stocks: (1) the after-market for public companies, both fully-converted stock companies and MHCs, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors but on a pro forma basis without the benefit of prior operations as a publicly-held company and stock trading history; and (3) the thrift acquisition market. All three of these markets were considered in the valuation of the Bank's to-be-issued stock.

     A.   The Public Market
          -----------------

          The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

          In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. In late-November and early-December 2003, positive economic news such as improved third quarter corporate profits and a strong start

RP Financial, LC.
Page 4.10


to the Christmas shopping season provided a boost to stocks. Stocks continued to move higher at the close of 2003, as key sectors of the economy continued to show signs of strengthening.

          Year end momentum in the stock market was sustained at the beginning of 2004, reflecting generally favorable fourth quarter earnings and an increase in consumer confidence. Profit taking and slower than expected GDP growth in the fourth quarter of 2003 caused stocks to falter in late-January. However, aided by January employment data that showed jobs were added and a decline in the national unemployment rate to 5.6%, the broader stock market moved higher during the first half of February. Stocks generally declined during the balance of February and during the first half of March, reflecting valuation concerns following a year of strong gains and weaker than expected job growth during February. Concerns about terrorism and higher oil prices caused stocks to tumble in late-March, before rebounding at the close of the first quarter on more attractive fundamentals and optimism about first quarter earnings.

          Stocks moved higher in early April 2004, as investors reacted favorably to a strong employment report for March. For the balance of April trading in the broader market produced uneven results, as generally favorable first quarter earnings and strong economic data weighed against the growing threat of inflation and higher interest rates. The Dow Jones Industrial Average ("DJIA") closed below 10000 for the first time in 2004 in the second week of May, as strong job growth during April raised expectations of a rate increase by the Federal Reserve. The downward trend in stocks prevailed through most of May, on concerns about higher oil prices, violence in the Middle East and higher interest rates. Stocks rebounded in late-May, primarily on the basis of higher corporate earnings and lower oil prices. Strong employment data for May combined with lower oil prices and favorable inflation data provided for a positive trend in the broader market through mid-June. Stocks traded in a narrow range through the end of the second quarter, as investors awaited the outcome of the Federal Reserve meeting at the end of June.

          Rising oil prices and profit warnings from some technology companies caused major stock indices to fall at the start of the third quarter of 2004. Stocks continued to trend lower through most of July, as a slow down in the economic expansion raised concerns about future earnings growth. Strong consumer confidence numbers for July reversed the downward in

RP Financial, LC.
Page 4.11


stocks during the last week of July, with the DJIA closing up for the week for the first time since mid-June. The recovery in the stock market was short-lived, as record high oil prices, weak retail sales for July and weaker than expected job growth for July pulled stocks lower in early-August. A positive economic outlook by the Federal Reserve and bargain hunting supported gains in the stock market during mid-August, as the DJIA moved back above the 10000 barrier. The DJIA hit a six week high in late-August, which was supported by a drop in oil prices. After the DJIA closed at a two month high in early-September, based on hopes for favorable employment numbers for August, the broader stock market traded in a narrow range through mid-September. Concerns that rising oil prices would hurt the economy and reduce corporate earnings pressured stocks lower in late-September.

          Stocks rallied at the start of the fourth quarter, largely on the basis of a rebound in technology stocks due to an upbeat outlook for third quarter earnings. Higher oil prices and allegations of improprieties in the insurance industry pressured the DJIA to its lowest level of the year in late-October. Lower oil prices reversed the downward trend in stock at the close of October. The election outcome, a rise in consumer confidence and a strong jobs report for October extended the stock market rally into mid-November, as the DJIA hit a seven month high. Concerns about the falling dollar and a sharp rise in October producer prices temporarily dampened the stock market rally in late-November, but then stocks recovered in early-December on a sharp decline on oil prices. As an indication of the general trends in the nation's stock markets over the past year, as of December 3, 2004 the DJIA closed at 10592.21, an increase of 7.4% from one year ago and an increase of 1.3% year-to-date. As of December 3, 2004 the NASDAQ closed at 2147.96, an increase of 10.8% from one year ago and an increase of 7.2% year-to-date. The Standard & Poors 500 Index closed at 1191.17 on December 3, 2004, an increase of 12.2% from a year ago and an increase of 7.1% year-to-date.

          The market for thrift stocks has been mixed as well during the past 12 months, but, in general, thrift issues have paralleled trends in the broader market. In late-November and early-December 2003, thrift stocks followed the broader market higher and then stabilized at the close of the fourth quarter. After trading in a narrow range at the beginning of 2004, thrift issues trended higher in late-January and the first half of February. The positive trend was supported by further consolidation in the thrift sector, including GreenPoint Financial's agreement to sell to

RP Financial, LC.
Page 4.12


North Fork Bancorp, as well as generally favorable fourth quarter earnings. Indications that interest rates would continue to remain low provided further support to thrift prices. Thrift stocks followed the broader market lower in mid-February, before recovering in late-February following a dip in long term Treasury yields. Thrift issues generally experienced some selling pressure during the first half of March, reflecting profit taking and weakness in the broader stock market. Higher interest rates and weakness in the broader market pressured thrift issues lower in late-March, which was followed by an upward move in thrift prices at the close of the first quarter.

          Thrifts stocks generally traded lower at the start of the second quarter of 2004, as a strong employment report for March pushed interest rates higher. Higher interest rates and inflation worries pressured interest rate sensitive issues lower through most of April, with the sell-off sharpening in early-May following another strong employment report for April. Thrift stocks recovered modestly in mid-May as the yield on 10-year Treasury note declined slightly. Acquisition speculation involving the sale of Washington Mutual lifted the thrift sector in late-May. Thrift stocks generally retreated during the first half of June, as the yield on the 10-year Treasury note moved to a two-year high on inflation concerns. Following the sharp sell-off, thrift stocks rebounded as a moderate increase in core consumer prices during may and comments by the Federal Reserve Chairman that inflation does not seem likely to be a serious problem eased fears of a sharp rise in inflation. Acquisition activity helped to boost thrift stocks in late-June, but the upward trend was abruptly reversed at the end of June as a significant decline in Washington Mutual's 2004 earnings guidance pulled the broader thrift sector lower.

          Thrift stocks responded favorably to the 25 basis point rate increase implemented by the Federal Reserve at the close of the 2004 second quarter, as the Federal Reserve indicated that it would continue to raise the federal funds rate 25 basis points at a time. June employment data which showed weaker than expected job growth also provided support to thrift stocks in early-July. For most of July there was little movement in thrift stocks, as second quarter earnings were generally in line with expectations. A rally in the broader market in late-July provided a boost to thrift stocks as well. Thrift issues traded down with the rest of the market in early-August, although losses in the thrift sector were mild compared to the sell-off experienced in the boarder market as weaker than expected job growth for July pushed interest rates lower.

RP Financial, LC.
Page 4.13


Improved inflation data, lower interest rates and a rally in the broader stock market combined to push the thrift sector higher in mid-August. Thrift stocks sustained a positive trend in late-August, which was fueled by lower interest rates and strength in the broader stock market. The upward trend in thrift prices continued through mid-September, as September employment data matched expectations and inflation remained low. Thrift stocks edged lower at the close of the third quarter, which was largely attributable to weakness in the broader stock market.

          Thrift issues also rebounded in conjunction with the broader stock market rally at the start of the fourth quarter. After trading in a narrow range into mid-October, thrift stocks moved lower on some disappointing third quarter earnings and lower guidance on future earnings due to margin compression resulting from a flatter yield curve. The rally in the boarder stock market and the Federal Reserve's indication that inflation risks were well contained fueled gains in the thrift sector during the first half of November. Trading activity in thrift stocks was mixed during late-November, as the rally lost steam on some profit taking and higher than expected inflation data for October. Thrift issues edged high in early-December supported by strength in the broader market. On December 3, 2004, the SNL Index for all publicly-traded thrifts closed at 1,586.4, an increase of 6.5% from one year ago and an increase of 7.0% year-to-date. The SNL MHC Index closed at 3,010.0 on December 3, 2004, an increase of 17.7% from one year ago and an increase of 13.0% year-to-date.

     B.   The New Issue Market
          --------------------

          In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank's pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically:
(1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book ("P/B") ratio in that the P/B ratio of

RP Financial, LC.
Page 4.14


a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

          Thrift offerings completed in 2004 have generally been well received, with most offerings being oversubscribed and trading higher in initial trading activity. As shown in Table 4.2, one second-step conversion and four mutual holding company offerings were completed during the past three months. The mutual holding company offerings are considered to be more relevant for purposes of our analysis. On a fully-converted basis, the average closing pro forma price/tangible book ratio of the recent MHC offerings equaled 87.7%. On average, the four recent MHC offerings reflected price appreciation of 12.0% after the first week of trading.

          There are no current pricing multiples of recent fully-converted companies that trade on NASDAQ or an Exchange, as Roebling Financial's stock is traded on the OTC Bulletin Board.

     C.   The Acquisition Market
          ----------------------

          Also considered in the valuation was the potential impact on Brooklyn Federal's stock price of recently completed and pending acquisitions of other savings institutions operating in New York. As shown in Exhibit IV-4, there were nine New York thrift acquisitions completed from 2002 through year-to-date 2004, and there is one currently pending acquisition of a New York savings institution. To the extent that acquisition speculation may impact the Bank's valuation, we have largely taken this into account in selecting companies which operate in the MHC form of ownership. Accordingly, the Peer Group companies are considered to be subject to the same type of acquisition speculation that may influence Brooklyn Federal's trading price.

                              * * * * * * * * * * *


     In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for MHC

RP Financial, LC.
Page 4.15


                                                              Table 4.2
                                           Pricing Characteristics and After-Market Trends
                                          Recent Conversions Completed (Last Three Months)


-----------------------------------------------------------------------------------------------------------------------------------
                   Institutional Information                                Pre-Conversion Data               Offering Information
                                                                       Financial Info.   Asset Quality
-----------------------------------------------------------------------------------------------------------------------------------


                                             Conversion                         Equity/   NPAs/   Res.    Gross       %     % of
Institution                              ST.   Date    Ticker          Assets   Assets   Assets   Cov.    Proc.    Offered   Mid.
-----------                              ---   ----    ------          ------   ------   ------   ----    -----    -------   ----
                                                                       ($Mil)    (%)       (%)     (%)    ($Mil.)    (%)      (%)
-----------------------------------------------------------------------------------------------------------------------------------
Standard Conversions
--------------------
NONE

                                 Averages - Standard Conversions:
                                  Medians - Standard Conversions:

Second Step Conversions
-----------------------
Roebling Financial Corp.                 NJ   10/1/04 RBLG-OTC BB       $ 90     8.33%     0.21%   272%    $ 9.1      54%     132%

                              Averages - Second Step Conversions:       $ 90     8.33%     0.21%   272%    $ 9.1      54%     132%
                               Medians - Second Step Conversions:       $ 90     8.33%     0.21%   272%    $ 9.1      54%     132%

Mutual Holding Company Conversions
----------------------------------
PSB Holdings, Inc.*                      CT   10/5/04 PSBH-NASDAQ      $ 279     8.36%     0.24%   196%   $ 30.9      45%     132%
Atlantic Coast Federal Corp. * (9)       GA   10/5/04 ACFC-NASDAQ      $ 580     7.77%     0.67%    96%   $ 58.2      40%     132%
Naugatuck Valley Fin. Corp.              CT   10/1/04 NVSL-NASDAQ      $ 254     8.51%     0.39%   199%   $ 32.7      43%     132%
SI Financial Group, Inc.                 CT   10/1/04 SIFI-NASDAQ      $ 555     6.21%     0.33%   160%   $ 50.3      40%     132%

                   Averages - Mutual Holding Company Conversions:      $ 417     7.71%     0.41%   163%   $ 43.0      42%     132%
                    Medians - Mutual Holding Company Conversions:      $ 417     8.07%     0.36%   178%   $ 41.5      42%     132%

                                      Averages - All Conversions:      $ 351     7.84%     0.37%   185%    $36.2      44%     132%
                                       Medians - All Conversions:      $ 279     8.33%     0.33%   196%    $32.7      43%     132%
-----------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                   Institutional Information                                  Contribution to       Insider Purchases
                                                                              Charitable Found.
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  Benefit Plans
                                                                                                  -------------              Initial
                                             Conversion                Exp./            % of             Recog.    Mgmt.&   Dividend
Institution                              ST.   Date    Ticker          Proc.   Form   Offering    ESOP    Plans     Dirs.     Yield
-----------                              ---   ----    ------          -----   ----   --------    ----    -----     -----     -----
                                                                        (%)              (%)       (%)     (%)     (%)(2)      (%)
------------------------------------------------------------------------------------------------------------------------------------
Standard Conversions
--------------------
NONE

                                 Averages - Standard Conversions:
                                  Medians - Standard Conversions:

Second Step Conversions
-----------------------
Roebling Financial Corp.                 NJ   10/1/04 RBLG-OTC BB       5.4%    N.A      N.A       8.0%    4.0%     11.8%      0.00%

                              Averages - Second Step Conversions:       5.4%     NA       NA       8.0%    4.0%     11.8%      0.00%
                               Medians - Second Step Conversions:       5.4%     NA       NA       8.0%    4.0%     11.8%      0.00%

Mutual Holding Company Conversions
----------------------------------
PSB Holdings, Inc.*                      CT   10/5/04 PSBH-NASDAQ       2.7%   Stock     4.0%      8.0%    4.0%      8.0%      0.00%
Atlantic Coast Federal Corp. * (9)       GA   10/5/04 ACFC-NASDAQ       2.4%    N.A      N.A       8.0%    4.0%      6.1%      0.00%
Naugatuck Valley Fin. Corp.              CT   10/1/04 NVSL-NASDAQ       2.6%   Stock     4.7%      9.1%    4.6%      2.4%      0.00%
SI Financial Group, Inc.                 CT   10/1/04 SIFI-NASDAQ       2.4%   Stock     5.0%      9.8%    4.9%      2.4%      0.00%

                   Averages - Mutual Holding Company Conversions:       2.5%     NA       NA       8.7%    4.4%      4.7%      0.00%
                    Medians - Mutual Holding Company Conversions:       2.5%     NA       NA       8.6%    4.3%      4.2%      0.00%

                                      Averages - All Conversions:       3.1%     NA       NA       8.6%    4.3%      6.1%      0.00%
                                       Medians - All Conversions:       2.6%     NA       NA       8.0%    4.0%      6.1%      0.00%
------------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------
                   Institutional Information                                        Pro Forma Data
                                                                        Pricing Ratios(3)      Financial Charac.
-----------------------------------------------------------------------------------------------------------------------------


                                             Conversion                         Core           Core          Core     IPO
Institution                              ST.   Date    Ticker           P/TB    P/E    P/A     ROA    TE/A    ROE    Price
-----------                              ---   ----    ------           ----    ---    ---     ---    ----    ---    -----
                                                                        (%)     (x)    (%)     (%)     (%)    (%)     ($)
-----------------------------------------------------------------------------------------------------------------------------
Standard Conversions
--------------------
NONE

                                 Averages - Standard Conversions:
                                  Medians - Standard Conversions:

Second Step Conversions
-----------------------
Roebling Financial Corp.                 NJ   10/1/04 RBLG-OTC BB      112.3%   32.6x  17.3%   0.5%   15.4%   3.4%   $10.00

                              Averages - Second Step Conversions:      112.3%   32.6x  17.3%   0.5%   15.4%   3.4%   $10.00
                               Medians - Second Step Conversions:      112.3%   32.6x  17.3%   0.5%   15.4%   3.4%   $10.00

Mutual Holding Company Conversions
----------------------------------
PSB Holdings, Inc.*                      CT   10/5/04 PSBH-NASDAQ       85.2%   40.9x  20.6%   0.5%   16.4%   3.2%   $10.00
Atlantic Coast Federal Corp. * (9)       GA   10/5/04 ACFC-NASDAQ       87.6%   43.9x  20.7%   0.6%   14.6%   3.9%   $10.00
Naugatuck Valley Fin. Corp.              CT   10/1/04 NVSL-NASDAQ       88.8%   49.6x  23.9%   0.6%   17.5%   3.2%   $10.00
SI Financial Group, Inc.                 CT   10/1/04 SIFI-NASDAQ       89.3%   43.3x  19.0%   0.5%   12.8%   3.8%   $10.00

                   Averages - Mutual Holding Company Conversions:       87.7%   44.4x  21.1%   0.5%   15.3%   3.5%   $10.00
                    Medians - Mutual Holding Company Conversions:       88.2%   43.6x  20.6%   0.5%   15.5%   3.5%   $10.00

                                      Averages - All Conversions:       92.7%   42.1x  20.3%   0.5%   15.4%   3.5%   $10.00
                                       Medians - All Conversions:       88.8%   43.3x  20.6%   0.5%   15.4%   3.4%   $10.00
-----------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------
                   Institutional Information                                          Post-IPO Pricing Trends
                                                                                          Closing Price:
------------------------------------------------------------------------------------------------------------------------------

                                                                        First              After              After
                                             Conversion                Trading      %      First      %       First       %
Institution                              ST.   Date    Ticker            Day     Change   Week(4)   Change   Month(5)   Change
-----------                              ---   ----    ------            ---     ------   -------   ------   --------   ------
                                                                         ($)       (%)      ($)      (%)        ($)      (%)
------------------------------------------------------------------------------------------------------------------------------
Standard Conversions
--------------------
NONE

                                 Averages - Standard Conversions:
                                  Medians - Standard Conversions:

Second Step Conversions
-----------------------
Roebling Financial Corp.                 NJ   10/1/04 RBLG-OTC BB        $9.90    -1.0%     $9.95    -0.5%     $9.20    -8.0%

                              Averages - Second Step Conversions:       $ 9.90    -1.0%    $ 9.95    -0.5%     $9.20    -8.0%
                               Medians - Second Step Conversions:       $ 9.90    -1.0%    $ 9.95    -0.5%     $9.20    -8.0%

Mutual Holding Company Conversions
----------------------------------
PSB Holdings, Inc.*                      CT   10/5/04 PSBH-NASDAQ       $10.50     5.0%    $10.60     6.0%    $10.50     5.0%
Atlantic Coast Federal Corp. * (9)       GA   10/5/04 ACFC-NASDAQ       $11.75    17.5%    $12.31    23.1%    $13.00    30.0%
Naugatuck Valley Fin. Corp.              CT   10/1/04 NVSL-NASDAQ       $10.80     8.0%    $10.81     8.1%    $10.80     8.0%
SI Financial Group, Inc.                 CT   10/1/04 SIFI-NASDAQ       $11.20    12.0%    $11.06    10.6%    $11.03    10.3%

                   Averages - Mutual Holding Company Conversions:       $11.06    10.6%    $11.20    12.0%    $11.33    13.3%
                    Medians - Mutual Holding Company Conversions:       $11.00    10.0%    $10.94     9.4%    $10.92     9.2%

                                      Averages - All Conversions:       $10.83     8.3%    $10.95     9.5%    $10.91     9.1%
                                       Medians - All Conversions:       $10.80     8.0%    $10.81     8.1%    $10.80     8.0%
------------------------------------------------------------------------------------------------------------------------------

Note: * - Appraisal performed by RP Financial; "NT" - Not Traded; "NA"
- Not Applicable, Not Available; C/S-Cash/Stock.

(1)  Non-OTS regulated thrift.
(2)  As a percent of MHC offering for MHC transactions.
(3)  Does not take into account the adoption of SOP 93-6.
(4)  Latest price if offering is less than one week old.
(5)  Latest price if offering is more than one week but less than one month old.
(6)  Mutual holding company pro forma data on full conversion basis.
(7)  Simultaneously completed acquisition of another financial institution.
(8)  Simultaneously converted to a commercial bank charter.
(9)  Former credit union.

                                                                December 3, 2004

RP Financial, LC.
Page 4.16


shares and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that a slight upward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.


8.   Management
     ----------

     The Bank's management team appears to have experience and expertise in all of the key areas of operations. Exhibit IV-5 provides summary resumes of the Bank's Board of Directors and senior management. The financial characteristics of the Bank suggest that it is effectively managed and there appears to be a well-defined organizational structure. Similarly, the returns, capital positions, and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.


9.   Effect of Government Regulation and Regulatory Reform
     -----------------------------------------------------

     In summary, as a federally-insured savings bank operating in the MHC form of ownership, the Bank will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank's pro forma regulatory capital ratios. There was one difference noted between Brooklyn Federal and the one Peer Group company that operates under the FDIC regulatory policy regarding dividend waivers (see the discussion above for "Dividends"). Since this factor was already accounted for in the "Dividends" section of this appraisal, no further adjustment has been applied for the effect of government regulation and regulatory reform.


Summary of Adjustments
----------------------

     Overall, based on the factors discussed above, we concluded that the Bank's pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

RP Financial, LC.
Page 4.17


                                                                   Valuation
     Key Valuation Parameters:                                     Adjustment
     -------------------------                                     ----------

     Financial Condition                                           Slight Upward
     Profitability, Growth and Viability of Earnings               Slight Upward
     Asset Growth                                                  No Adjustment
     Primary Market Area                                           No Adjustment
     Dividends                                                     Slight Upward
     Liquidity of the Shares                                       Slight Upward
     Marketing of the Issue                                        Slight Upward
     Management                                                    No Adjustment
     Effect of Government Regulations and Regulatory Reform        No Adjustment


Basis of Valuation - Fully-Converted Pricing Ratios
---------------------------------------------------

     As indicated in Chapter III, the valuation analysis included in this section places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a "fully-converted" basis. We believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include: (1) lower aftermarket liquidity in the MHC shares since less than 50% of the shares are available for trading; (2) no opportunity for public shareholders to exercise voting control; (3) the potential pro forma impact of second-step conversions on the pricing of MHC institutions; (4) the regulatory policies regarding the dividend waiver policy by MHC institutions; and (5) the middle-tier structure maintained by most MHCs facilitates the ability for stock repurchases. The above characteristics of MHC shares have provided MHC shares with different trading characteristics versus fully-converted companies. To account for the unique trading characteristics of MHC shares, RP Financial has placed the financial data and pricing ratios of the Peer Group on a fully-converted basis to make them comparable for valuation purposes. Using the per share and pricing information of the Peer Group on a fully-converted basis accomplishes a number of objectives. First, such figures eliminate distortions that result when trying to compare institutions that have different public ownership interests outstanding. Secondly, such an analysis provides ratios that are comparable to the pricing information of fully-converted public companies, and more importantly, are directly applicable to determining the pro forma market value range of the 100% ownership interest in Brooklyn Federal as an MHC. Lastly, such an analysis allows for consideration of the potential dilutive impact of

RP Financial, LC.
Page 4.18


dividend waiver policies adopted by the Federal agencies. This technique is validated by the investment community's evaluation of MHC pricing, which also incorporates the pro forma impact of a second-step conversion based on the current market price.

     To calculate the fully-converted pricing information for MHCs, the reported financial information for the public MHCs must incorporate the following assumptions, based on completed second step conversions to date: (1) all shares owned by the MHC are assumed to be sold at the current trading price in a second step-conversion; (2) the gross proceeds from such a sale were adjusted to reflect reasonable offering expenses and standard stock based benefit plan parameters that would be factored into a second-step conversion of MHC institutions; (3) net proceeds are assumed to be reinvested at market rates on a tax effected basis; and (4) the public ownership interest is adjusted to reflect the pro forma impact of the waived dividends pursuant to applicable regulatory policy. Book value per share and earnings per share figures for the public MHCs were adjusted by the impact of the assumed second step-conversion, resulting in an estimation of book value per share and earnings per share figures on a fully-converted basis. Table 4.3 on the following page shows the calculation of per share financial data (fully-converted basis) for each of the ten public MHC institutions that form the Peer Group.


Valuation Approaches: Fully-Converted Basis
-------------------------------------------

     In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing Brooklyn Federal's to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches - all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in Brooklyn Federal's prospectus for reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8). Pursuant to the minority stock offering, we have also incorporated the valuation parameters disclosed in Brooklyn Federal's prospectus for offering expenses. The assumptions utilized in the pro forma analysis in calculating the Bank's full conversion value were consistent with the assumptions

RP Financial, LC.
Page 4.19


                                                   Table 4.3
               Calculation of Implied Per Share Data -- Incorporating MHC Second Step Conversion
                                        Comparable Institution Analysis
                                For the Twelve Months Ended September 30, 2004


                                                   Current Ownership           Current Per Share Data (MHC Ratios)
                                                ------------------------     ---------------------------------------
                                                 Total   Public    MHC              Core     Book     Tang.
                                                Shares   Shares   Shares     EPS     EPS     Value    Book    Assets
                                                ------   ------   ------     ---     ---     -----    ----    ------
                                                 (000)   (000)    (000)      ($)     ($)      ($)     ($)       ($)
Publicly-Traded MHC Institutions
--------------------------------
ALLB    Alliance Bank MHC of PA (20.0)           3,441      688    2,753    $0.69   $0.69   $10.42   $10.42   $110.95
BCSB    BCSB Bankcorp MHC of MD (36.4)           5,899    2,144    3,755    $0.11   $0.10    $6.84    $6.38   $127.13
CHFN    Charter Financial MHC of GA (18.4)      19,650    3,571   16,079    $0.39   $0.27   $13.28   $12.98    $54.34
GCBC    Green Co. Bancorp MHC of NY (43.9)       2,056      902    1,154    $1.47   $1.49   $15.06   $15.06   $138.46
GOV     Gouverneur Bancorp MHC of NY (42.5)      2,283      971    1,312    $0.36   $0.35    $7.82    $7.82    $42.94
JXSB    Jacksonville Bancorp MHC of IL (46.8)    1,953      913    1,040    $0.41   $0.36   $10.62    $9.07   $132.98
NWSB    Northwest Bancorp MHC of PA (41.4)      49,330   19,850   29,480    $1.06   $1.03   $11.07    $7.98   $126.20
ONFC    Oneida Financial MHC of NY (42.4)        7,489    3,178    4,311    $0.44   $0.38    $6.91    $5.13    $57.05
PBHC    Pathfinder BC MHC of NY (35.3)           2,448      865    1,583    $0.62   $0.43    $8.97    $7.12   $123.79
WFD     Westfield Fin. MHC of MA (46.5)          9,976    4,877    5,099    $0.63   $0.56   $11.69   $11.69    $79.61


                                                    Impact of Second Step Conversion(4)
                                                -------------------------------------------
                                                Share     Gross       Net Incr.   Net Incr.
                                                Price   Proceeds(1)   Capital(2)  Income(3)
                                                -----   -----------   ----------  ---------
                                                  ($)     ($000)        ($000)     ($000)
Publicly-Traded MHC Institutions
--------------------------------
ALLB    Alliance Bank MHC of PA (20.0)          $30.50     $90,617      $84,184      $988
BCSB    BCSB Bankcorp MHC of MD (36.4)          $17.27     $64,849      $55,770      $603
CHFN    Charter Financial MHC of GA (18.4)      $41.00    $659,239     $566,946    $6,135
GCBC    Green Co. Bancorp MHC of NY (43.9)      $31.16     $35,959      $30,924      $335
GOV     Gouverneur Bancorp MHC of NY (42.5)     $16.50     $21,648      $18,617      $201
JXSB    Jacksonville Bancorp MHC of IL (46.8)   $17.90     $18,616      $16,010      $173
NWSB    Northwest Bancorp MHC of PA (41.4)      $25.92    $764,122     $657,145    $7,111
ONFC    Oneida Financial MHC of NY (42.4)       $12.34     $53,198      $45,750      $495
PBHC    Pathfinder BC MHC of NY (35.3)          $17.99     $28,478      $24,491      $265
WFD     Westfield Fin. MHC of MA (46.5)         $25.56    $130,330     $112,084    $1,213

                                                                Pro Forma
                                                   Per Share Data (Fully-Converted)(4)       Pro Forma(5)
                                                -----------------------------------------  ----------------
                                                         Core    Book     Tang.            Public
                                                 EPS     EPS     Value    Book    Assets    Pct.   Dilution
                                                 ---     ---     -----    ----    ------    ----   --------
                                                 ($)     ($)      ($)      ($)      ($)      (%)      (%)
Publicly-Traded MHC Institutions
--------------------------------
ALLB    Alliance Bank MHC of PA (20.0)          $0.92   $0.92   $32.81   $32.81   $127.35  18.80%    -1.20%
BCSB    BCSB Bankcorp MHC of MD (36.4)          $0.21   $0.20   $16.29   $15.83   $136.58  36.30%     0.00%
CHFN    Charter Financial MHC of GA (18.4)      $0.70   $0.58   $42.13   $41.83    $83.19  18.20%     0.00%
GCBC    Green Co. Bancorp MHC of NY (43.9)      $1.63   $1.65   $30.10   $30.10   $153.50  43.90%     0.00%
GOV     Gouverneur Bancorp MHC of NY (42.5)     $0.45   $0.44   $35.97   $15.97    $51.09  42.50%     0.00%
JXSB    Jacksonville Bancorp MHC of IL (46.8)   $0.50   $0.45   $18.82   $17.27   $141.18  46.70%     0.00%
NWSB    Northwest Bancorp MHC of PA (41.4)      $1.20   $1.17   $24.39   $21.30   $139.52  40.20%     0.00%
ONFC    Oneida Financial MHC of NY (42.4)       $0.51   $0.45   $13.02   $11.24    $63.16  42.40%     0.00%
PBHC    Pathfinder BC MHC of NY (35.3)          $0.73   $0.54   $18.97   $17.12   $133.79  35.30%     0.00%
WFD     Westfield Fin. MHC of MA (46.5)         $0.75   $0.68   $22.93   $22.93    $90.85  48.90%     0.00%

(1) Gross proceeds calculated as stock price multiplied by the number of shares owned by the mutual holding company (i.e., non-public shares).

(2) Net increase in capital reflects gross proceeds less offering expenses, contra-equity account for leveraged ESOP and deferred compensation account for restricted stock plan. For institutions with assets at the MHC level, the net increase in capital also includes consolidation of MHC assets with the capital of the institution concurrent with hypothetical second step.
            Offering expense percent                   2.00%
            ESOP percent purchase                      8.00%
            Recognition plan percent                   4.00%
(3) Net increase in earnings reflects after-tax reinvestment income (assumes ESOP and recognition plan do not generate reinvestment income), less after-tax ESOP amortization and recognition plan vesting:
            After-tax reinvestment                     2.31%
            ESOP loan term (years)                        10
            Recognition plan vesting (years)               5
            Effective tax rate                        34.00%
(4) Figures reflect adjustments to "non-grandfathered" companies to reflect dilutive impact of cumulative dividends waived by the MHC (reflect FDIC policy regarding waived dividends).
(5) Reflects pro forma ownership position of minority stockholders after taking into account the OTS and FDIC policies regarding waived dividends assuming a hypothetical second step. For OTS "grandfathered" companies, dilution reflects excess waived dividends and MHC assets. For all other companies, dilution reflects all waived dividends and MHC assets.

Source: Corporate reports, offering circulars, and RP(R) Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2004 by RP(R) Financial, LC.

RP Financial, LC.
Page 4.20


utilized for the minority stock offering, except expenses were assumed to equal 3.0% of gross proceeds.

     In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group, recent conversions and MHC offerings.

     RP Financial's valuation placed an emphasis on the following:

     o P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Bank's and the Peer Group's earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma fully-converted basis for the Bank as well as for the Peer Group; and (2) the Peer Group on average has had the opportunity to realize the benefit of reinvesting the minority offering proceeds, we also gave weight to the other valuation approaches.

     o P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or "P/TB"), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

     o P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community's willingness to pay market multiples for earnings or book value when ROE is expected to be low.

     The Company will adopt Statement of Position ("SOP") 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation. The Company will also

RP Financial, LC.
Page 4.21


adopt SFAS No. 123 as amended which will require that the cost related to stock options be reflected as an expense in the financial statements. These costs have been included in our valuation even though the Peer Group financial figures do not currently reflect such an adjustment.

     Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of December 3, 2004, the pro forma market value of Brooklyn Federal's full conversion offering equaled $100,000,000 at the midpoint, equal to 10,000,000 shares at $10.00 per share.

     1. Price-to-Earnings ("P/E"). The application of the P/E valuation method requires calculating the Bank's pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Bank's reported earnings equaled $4,090,000 for the twelve months ended September 30, 2004. In deriving Brooklyn Federal's core earnings, the only adjustment made to reported earnings was to eliminate net gains on the sale of loans, which equaled $96,000 for the 12 months ended September 30, 2004. As shown below, on a tax-effected basis, assuming an effective marginal tax rate of 38.6% for the gains eliminated, the Bank's core earnings were determined to equal $4,031,000 for the twelve months ended September 30, 2004. (Note: see
Exhibit IV-9 for the adjustments applied to the Peer Group's earnings in the calculation of core earnings).

                                                          Amount
                                                          ------
                                                          ($000)

        Net income                                        $4,090
        Deduct: gain on sale of investments(1)               (59)
                                                          ------
        Estimated core earnings                           $4,031

        (1) Tax effected at 38.6%.

RP Financial, LC.
Page 4.22


     Based on Brooklyn Federal's reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Bank's pro forma reported and core P/E multiples (fully-converted basis) at the $100,000,000 midpoint value equaled 26.38 times and 26.80 times, respectively, which provided for discounts of 8.0% and 15.5% relative to the Peer Group's average reported and core P/E multiples (fully-converted basis) of 28.66 times and 31.70 times, respectively (see Table 4.4). At the supermaximum of the valuation range, the Bank's pro forma reported and core P/E multiples (fully-converted basis) equaled 35.80 times and 36.38 times, respectively, which more closely approximated the Peer Group averages.

     On an MHC reported basis, the Bank's reported and core P/E multiples at the midpoint value of $100,000,000 equaled 26.60 times and 27.02 times, respectively. The Bank's reported and core P/E multiples provided for discounts of 23.2% and 29.6%, respectively. The Bank's implied MHC pricing ratios relative to the MHC pricing ratios for the Peer Group are shown in Table 4.5, and the pro forma calculations are detailed in Exhibits IV-10 and Exhibit IV-11.

     2. Price-to-Book ("P/B"). The application of the P/B valuation method requires calculating the Bank's pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group's P/B ratio (fully-converted basis), to Brooklyn Federal's pro forma book value (fully-converted basis). Based on the $100,000,000 midpoint valuation, Brooklyn Federal's pro forma P/B and P/TB ratios both equaled 82.31%. In comparison to the average P/B and P/TB ratios for the Peer Group of 100.56% and 105.86%, the Bank's ratios reflected a discount of 18.2% on a P/B basis and a discount of 22.3% on a P/TB basis. RP Financial considered the discounts under the P/B approach to be reasonable, in light of the previously referenced valuation adjustments and the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value. Although not currently reflected in the Bank's capital, RP Financial also considered the effect of the $2.4 million unrealized after-tax losses in the HTM portfolio. If these losses were reflect in the Bank's capital (like they would be under the AFS accounting standards applied by most of the Peer Group companies), the Bank's adjusted P/TB ratios would be 83.95% at the midpoint and 90.25% at the supermaximum of the offering range, reflecting discounts of 20.7% and 14.7% respectively relative to the Peer Group's average P/TB.

RP Financial, LC.
Page 4.23


     On an MHC reported basis, the Bank's P/B and P/TB ratios at the $100,000,000 midpoint value both equaled 163.59%. In comparison to the average P/B and P/TB ratios indicated for the Peer Group of 227.23% and 253.12%, respectively, Brooklyn Federal's P/B and P/TB ratios were discounted by 28.0% on a P/B basis and 35.4% on a P/TB basis. At the superrange fully converted value of $132.3 million, the Bank's P/B and P/TB ratios on an MHC reported basis both equaled 190.87%. In comparison to the Peer Group's average P/B and P/TB ratios, the Bank's P/B and P/TB ratios at the top of the superrange reflected discounts of 16.0% and 24.6%, respectively.

     3. Price-to-Assets ("P/A"). The P/A valuation methodology determines market value by applying a valuation P/A ratio (fully-converted basis) to the Bank's pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the midpoint of the valuation range, Brooklyn Federal's full conversion value equaled 25.40% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio (fully-converted basis) of 23.08%, which implies a premium of 10.1% has been applied to the Bank's pro forma P/A ratio (fully-converted basis).

     On an MHC reported basis, Brooklyn Federal's pro forma P/A ratio at the $100,000,000 midpoint value equaled 30.00%. In comparison to the Peer Group's average P/A ratio of 27.97%, Brooklyn Federal's P/A ratio indicated a premium of 7.3%.


Comparison to Recent Offerings
------------------------------

     As indicated at the beginning of this chapter, RP Financial's analysis of recent conversion and MHC offering pricing characteristics at closing and in the aftermarket has been limited to a "technical" analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The four recently completed MHC offerings closed at a price/tangible book ratio of 87.7% (fully-converted basis) and, on average, appreciated 12.0% during the first week of trading. In comparison, the Bank's P/TB

RP Financial, LC.
Page 4.24


ratio of 82.3% at the midpoint value reflects an implied discount of 6.4% relative to the average closing P/TB ratio of the recent MHC offerings. At the top of the super range, the Bank's P/TB ratio of 88.8% reflected an implied a premium of 1.3% relative to the average closing P/TB ratio of the recent MHC offerings. The current average fully-converted P/TB ratio of the four recent MHC offerings, which are all quoted on NASDAQ, equaled 98.1%, based on closing market prices as of December 3, 2004. In comparison to the current P/TB ratio of the publicly-traded MHC offerings, the Bank's P/TB ratio at the midpoint value reflects an implied discount of 61.1% and at the top of the new superrange the discount narrows to 9.5%.


Valuation Conclusion
--------------------

     Based on the foregoing, it is our opinion that, as of December 3, 2004, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, both shares issued publicly as well as to the MHC, equaled $100,000,000 at the midpoint, equal to 10,000,000 shares at a per share value of $10.00. Pursuant to conversion guidelines, the 15% valuation range indicates a minimum value of $85,000,000 and a maximum value of $115,000,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 8,500,000 at the minimum and 11,500,000 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of approximately $132,250,000 without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 13,225,000. The Board of Directors has established a public offering range such that the public ownership of the Company will constitute a 30% ownership interest. Accordingly, the offering to the public of the minority stock will equal $25,500,000 at the minimum, $30,000,000 at the midpoint, $34,500,000 at the maximum and $39,675,000 at the supermaximum of the valuation range. The pro forma valuation calculations relative to the Peer Group (fully-converted basis) are shown in Table 4.4 and are detailed in Exhibit IV-7 and Exhibit IV-8; the pro forma valuation calculations relative to the Peer Group based on reported financials are shown in Table 4.5 and are detailed in Exhibits IV-10 and IV-11.

RP Financial, LC.
Page 4.25


                                                 Table 4.4
                     MHC Institutions -- Implied Pricing Ratios, Full Conversion Basis
                             Brooklyn Federal Savings Bank and the Comparables
                                          As of December 3, 2004


                                                               Fully Converted
                                                                Implied Value       Per Share(8)
                                                             ------------------- --------------------
                                                                                              Book
                                                             Price/      Market  Core 12 Mo.  Value/
Financial Institution                                        Share(1)     Value     EPS(2)    Share
---------------------                                        --------     -----     ------    -----
                                                                ($)      ($Mil)       ($)      ($)
Brooklyn Federal Savings Bank
-----------------------------
  Superrange                                                  $10.00     $132.25     $0.27    $11.26
  Maximum                                                     $10.00     $115.00     $0.32    $11.67
  Midpoint                                                    $10.00     $100.00     $0.37    $12.15
  Minimum                                                     $10.00      $85.00     $0.44    $12.79

All Public Companies(7)
-----------------------
  Averages                                                    $22.83     $403.88     $1.02    $14.19
  Medians                                                        ---         ---       ---       ---

All Non-MHC State of NY(7)
--------------------------
  Averages                                                    $21.71   $1,279.69     $1.34    $13.03
  Medians                                                        ---         ---       ---       ---

Publicly-Traded MHC Institutions, Full Conversion Basis
-------------------------------------------------------
  Averages                                                    $23.61     $282.59     $0.71    $23.54
  Medians                                                         --          --        --        --


Publicly-Traded MHC Institutions, Full Conversion Basis
-------------------------------------------------------
ALLB    Alliance Bank MHC of PA (20.0)                        $30.50     $111.60     $0.92    $32.81
BCSB    BCSB Bankcorp MHC of MD (36.4)                        $17.27     $101.88     $0.20    $16.29
CHFN    Charter Financial MHC of GA (18.4)                    $41.00     $805.65     $0.58    $42.13
GOV     Gouverneur Bancorp MHC of NY (42.5)                   $16.50      $37.67     $0.44    $15.97
GCBC    Green Co. Bancorp MHC of NY (43.9)                    $31.16      $64.06     $1.65    $30.10
JXSB    Jacksonville Bancorp MHC of IL (46.8)                 $17.90      $34.96     $0.45    $18.82
NWSB    Northwest Bancorp MHC of PA (41.4)                    $25.92   $1,278.63     $1.17    $24.39
ONFC    Oneida Financial MHC of NY (42.4)                     $12.34      $92.41     $0.45    $13.02
PBHC    Pathfinder BC MHC of NY (35.3)                        $17.99      $44.04     $0.54    $18.97
WFD     Westfield Financial MHC of MA (46.5)                  $25.56     $254.99     $0.68    $22.93

                                                                                                                  Dividends(4)
                                                                                                           -------------------------
                                                                             Pricing Ratios(3)
                                                             --------------------------------------------  Amount/           Payout
Financial Institution                                          P/E       P/B      P/A      P/TB    P/Core   Share   Yield   Ratio(5)
---------------------                                          ---       ---      ---      ----    ------   -----   -----   --------
                                                               (x)       (%)      (%)      (%)      (x)      ($)     (%)       (%)
Brooklyn Federal Savings Bank
-----------------------------
  Superrange                                                  35.80x    88.81%   31.40%   88.81%   36.38x   $0.00   0.00%     0.00%
  Maximum                                                     30.70x    85.67%   28.29%   85.67%   31.19x   $0.00   0.00%     0.00%
  Midpoint                                                    26.38x    82.31%   25.40%   82.31%   26.80x   $0.00   0.00%     0.00%
  Minimum                                                     22.16x    78.17%   22.31%   78.17%   22.51x   $0.00   0.00%     0.00%

All Public Companies(7)
-----------------------
  Averages                                                    18.48x   165.13%   17.72%  180.60%   20.08x   $0.47   2.05%    35.19%
  Medians                                                     18.05x   154.81%   15.14%  171.11%   18.46x     ---     ---       ---

All Non-MHC State of NY(7)
--------------------------
  Averages                                                    18.83x   167.44%   20.60%  212.64%   18.31x   $0.52   2.41%    37.46%
  Medians                                                     25.48x   101.11%   25.46%  103.65%   16.91x     ---     ---       ---

Publicly-Traded MHC Institutions, Full Conversion Basis
-------------------------------------------------------
  Averages                                                    28.66x   100.56%   23.08%  105.86%   31.70x   $0.49   2.12%    31.69x
  Medians                                                     28.90x   100.32%   19.92%  104.36%   33.23x      --      --        --


Publicly-Traded MHC Institutions, Full Conversion Basis
-------------------------------------------------------
ALLB    Alliance Bank MHC of PA (20.0)                         33.15    92.96%   23.95%   92.96%    33.15   $0.36   1.18%     33.15
BCSB    BCSB Bankcorp MHC of MD (36.4)                          N.M.   106.02%   12.64%  109.10%     N.M.   $0.50   2.90%      N.M.
CHFN    Charter Financial MHC of GA (18.4)                      N.M.    97.32%   49.28%   98.02%     N.M.   $1.00   2.44%      N.M.
GOV     Gouverneur Bancorp MHC of NY (42.5)                    36.67   103.32%   32.30%  103.32%    41.25   $0.26   1.58%     41.25
GCBC    Green Co. Bancorp MHC of NY (43.9)                     19.12   103.52%   20.30%  103.52%    18.88   $0.84   2.70%     18.88
JXSB    Jacksonville Bancorp MHC of IL (46.8)                  35.80    95.11%   12.68%  103.65%    39.78   $0.30   1.68%     39.78
NWSB    Northwest Bancorp MHC of PA (41.4)                     21.60   106.27%   18.58%  121.69%    22.15   $0.48   1.85%     22.15
ONFC    Oneida Financial MHC of NY (42.4)                      24.20    94.78%   19.54%  109.79%    27.42   $0.38   3.08%     27.42
PBHC    Pathfinder BC MHC of NY (35.3)                         24.64    94.83%   13.45%  105.08%    33.31   $0.41   2.28%     33.31
WFD     Westfield Financial MHC of MA (46.5)                   34.08   111.47%   28.13%  111.47%    37.59   $0.40   1.56%     37.59

                                                                           Financial Characteristics(6)
                                                              -------------------------------------------------------
                                                                                            Reported        Core
                                                               Total    Equity/  NPAs/    -----------   -------------
Financial Institution                                          Assets   Assets   Assets    ROA    ROE     ROA    ROE
---------------------                                          ------   ------   ------    ---    ---     ---    ---
                                                               ($Mil)    (%)       (%)     (%)    (%)     (%)    (%)
Brooklyn Federal Savings Bank
-----------------------------
  Superrange                                                    $421    35.36%    0.31%   0.88%  2.48%   0.86%  2.44%
  Maximum                                                       $406    33.03%    0.32%   0.92%  2.79%   0.91%  2.75%
  Midpoint                                                      $394    30.86%    0.33%   0.96%  3.12%   0.95%  3.07%
  Minimum                                                       $381    28.54%    0.34%   1.01%  3.53%   0.99%  3.47%

All Public Companies(7)
-----------------------
  Averages                                                    $2,537    10.77%    0.57%   0.78%  8.26%   0.71%  7.26%
  Medians                                                        ---       ---      ---     ---    ---     ---    ---

All Non-MHC State of NY(7)
--------------------------
  Averages                                                    $6,419    11.73%    0.23%   1.11% 11.21%   1.19% 11.77%
  Medians                                                        ---       ---      ---     ---    ---     ---    ---

Publicly-Traded MHC Institutions, Full Conversion Basis
-------------------------------------------------------
  Averages                                                    $1,220    23.00%    0.70%   0.72%  3.29%   0.67%  3.04%
  Medians                                                         --        --       --      --     --      --     --


Publicly-Traded MHC Institutions, Full Conversion Basis
ALLB    Alliance Bank MHC of PA (20.0)                          $466    25.76%    1.55%   0.73%  2.82%   0.73%  2.82%
BCSB    BCSB Bankcorp MHC of MD (36.4)                          $806    11.93%    0.17%   0.17%  1.24%   0.16%  1.18%
CHFN    Charter Financial MHC of GA (18.4)                    $1,635    50.64%     N.A.   0.86%  1.70%   0.72%  1.41%
GOV     Gouverneur Bancorp MHC of NY (42.5)                     $117    31.26%    0.86%   0.92%  2.83%   0.90%  2.77%
GCBC    Green Co. Bancorp MHC of NY (43.9)                      $316    19.61%    0.14%   1.10%  5.51%   1.11%  5.58%
JXSB    Jacksonville Bancorp MHC of IL (46.8)                   $276    13.33%    0.94%   0.35%  2.70%   0.31%  2.43%
NWSB    Northwest Bancorp MHC of PA (41.4)                    $6,883    17.48%    0.67%   0.90%  5.10%   0.88%  4.97%
ONFC    Oneida Financial MHC of NY (42.4)                       $473    20.61%    0.57%   0.81%  3.97%   0.71%  3.50%
PBHC    Pathfinder BC MHC of NY (35.3)                          $328    14.18%    1.06%   0.56%  3.87%   0.41%  2.86%
WFD     Westfield Financial MHC of MA (46.5)                    $906    25.24%    0.31%   0.82%  3.20%   0.74%  2.90%

(1) Current stock price of minority stock. Average of High/Low or Bid/Ask price per share.
(2) EPS (estimated core earnings) is based on reported trailing 12 month data, adjusted to omit non-operating gains and losses on a tax-effected basis. Public MHC data reflects additional earnings from reinvestment of proceeds of second step conversion.
(3) P/E = Price to Earnings; P/B = Price to Book; P/A = Price to Assets; P/TB = Price to Tangible Book; and P/Core = Price to Core Earnings. Ratios are pro forma assuming a second step conversion to full stock form.
(4)  Indicated 12 month dividend, based on last quarterly dividend declared.
(5) Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings (earnings adjusted to reflect second step conversion).
(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(7) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(8) Figures estimated by RP Financial to reflect a second step conversion of the MHC to full stock form.

Source: Corporate reports, offering circulars, and RP(R) Financial, LC.
        calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2004 by RP(R) Financial, LC.

RP Financial, LC.
Page 4.26


                                             Table 4.5
                                       Public Market Pricing
                         Brooklyn Federal Savings Bank and the Comparables
                                      As of December 3, 2004


                                                        Market
                                                    Capitalization       Per Share Data
                                                  ------------------- --------------------
                                                                                   Book
                                                  Price/      Market  Core 12 Mo.  Value/
Financial Institution                             Share(1)     Value     EPS(2)    Share
---------------------                             --------     -----     ------    -----
                                                     ($)      ($Mil)       ($)      ($)
Brooklyn Federal Savings Bank
-----------------------------
  Superrange                                       $10.00     $132.25     $0.27     $5.24
  Maximum                                          $10.00     $115.00     $0.32     $5.65
  Midpoint                                         $10.00     $100.00     $0.37     $6.11
  Minimum                                          $10.00      $85.00     $0.44     $6.75

All Public Companies(7)
-----------------------
  Averages                                         $22.83     $403.88     $1.02    $14.19
  Medians                                               -           -         -         -

All Non-MHC State of NY(7)
--------------------------
  Averages                                         $21.71   $1,279.69     $1.34    $13.03
  Medians                                             ---         ---       ---       ---

Comparable Group Averages
-------------------------
  Averages                                         $23.61      $95.88     $0.57    $10.27
  Medians                                               -      $32.57         -         -


Comparable Group
----------------
ALLB    Alliance Bank MHC of PA (20.0)             $30.50      $20.98     $0.69    $10.42
BCSB    BCSB Bankcorp MHC of MD (36.4)             $17.27      $37.03     $0.10     $6.84
CHFN    Charter Financial MHC of GA (18.4)         $41.00     $146.41     $0.27    $13.28
GOV     Gouverneur Bncrp MHC of NY (42.5)          $16.50      $16.02     $0.35     $7.82
GCBC    Green Co. Bancorp MHC of NY (43.9)         $31.16      $28.11     $1.49    $15.06
JXSB    Jacksonville Bancorp MHC of IL (46.8)      $17.90      $16.34     $0.36    $10.62
NWSB    Northwest Bancorp MHC of PA (41.4)         $25.92     $514.51     $1.03    $11.07
ONFC    Oneida Financial MHC of NY (42.4)          $12.34      $39.22     $0.38     $6.91
PBHC    Pathfinder BC MHC of NY (35.3)             $17.99      $15.56     $0.43     $8.97
WFD     Westfield Financial MHC of MA (46.5)       $25.56     $124.66     $0.56    $11.69

                                                                                                            Dividends(4)
                                                                                                    -------------------------
                                                                   Pricing Ratios(3)
                                                   ----------------------------------------------   Amount/           Payout
Financial Institution                                P/E       P/B       P/A      P/TB     P/Core    Share   Yield   Ratio(5)
---------------------                                ---       ---       ---      ----     ------    -----   -----   --------
                                                     (x)       (%)       (%)      (%)       (x)       ($)     (%)       (%)
Brooklyn Federal Savings Bank
-----------------------------
  Superrange                                        36.18x   190.87%    38.72%   190.87%   36.77x    $0.00    0.00%    0.00%
  Maximum                                           30.99x   177.13%    34.11%   177.13%   31.49x    $0.00    0.00%    0.00%
  Midpoint                                          26.60x   163.59%    30.00%   163.59%   27.02x    $0.00    0.00%    0.00%
  Minimum                                           22.32x   148.25%    25.79%   148.25%   22.68x    $0.00    0.00%    0.00%

All Public Companies(7)
-----------------------
  Averages                                          18.48x   165.13%    17.72%   180.60%   20.08x    $0.47    2.05%   35.19%
  Medians                                           18.05x   154.81%    15.14%   171.11%   18.46x        -        -        -

All Non-MHC State of NY(7)
--------------------------
  Averages                                          18.83x   167.44%    20.60%   212.64%   18.31x    $0.52    2.41%   37.46%
  Medians                                           25.48x   101.11%    25.46%   103.65%   16.91x      ---      ---      ---

Comparable Group Averages
-------------------------
  Averages                                          34.62x   227.23%    27.97%   253.12%   38.39x    $0.49    2.13%   24.09%
  Medians                                           34.79x   214.82%    22.07%   246.61%   43.02x        -        -        -


Comparable Group
----------------
ALLB    Alliance Bank MHC of PA (20.0)               44.20   292.71%    27.49%   292.71%    44.20    $0.36    1.18%   10.43%
BCSB    BCSB Bankcorp MHC of MD (36.4)                N.M.   252.49%    13.58%   270.69%     N.M.    $0.50    2.90%     N.M.
CHFN    Charter Financial MHC of GA (18.4)            N.M.   308.73%    75.45%   315.87%     N.M.    $1.00    2.44%     N.M.
GOV     Gouverneur Bncrp MHC of NY (42.5)            45.83   211.00%    38.43%   211.00%    47.14    $0.26    1.58%   31.60%
GCBC    Green Co. Bancorp MHC of NY (43.9)           21.20   206.91%    22.50%   206.91%    20.91    $0.84    2.70%   24.73%
JXSB    Jacksonville Bancorp MHC of IL (46.8)        43.66   168.55%    13.46%   197.35%    49.72    $0.30    1.68%     N.M.
NWSB    Northwest Bancorp MHC of PA (41.4)           24.45   234.15%    20.54%   324.81%    25.17    $0.48    1.85%   18.75%
ONFC    Oneida Financial MHC of NY (42.4)            28.05   178.58%    21.63%   240.55%    32.47    $0.38    3.08%     N.M.
PBHC    Pathfinder BC MHC of NY (35.3)               29.02   200.56%    14.53%   252.67%    41.84    $0.41    2.28%     N.M.
WFD     Westfield Financial MHC of MA (46.5)         40.57   218.65%    32.11%   218.65%    45.64    $0.40    1.56%   34.92%

                                                                    Financial Characteristics(6)
                                                   ----------------------------------------------------------
                                                                                Reported           Core
                                                    Total   Equity/  NPAs/    ------------    ---------------   Offering
Financial Institution                               Assets  Assets   Assets    ROA     ROE      ROA      ROE      Size
---------------------                               ------  ------   ------    ---     ---      ---      ---      ----
                                                    ($Mil)   (%)      (%)      (%)     (%)      (%)      (%)     ($Mil)
Brooklyn Federal Savings Bank
-----------------------------
  Superrange                                         $342   20.29%   0.00%    1.07%    5.28%    1.05%    5.19%    39.68
  Maximum                                            $337   19.26%   0.00%    1.10%    5.72%    1.08%    5.63%    34.50
  Midpoint                                           $333   18.34%   0.00%    1.13%    6.15%    1.11%    6.05%    30.00
  Minimum                                            $330   17.40%   0.00%    1.16%    6.64%    1.14%    6.54%    25.50

All Public Companies(7)
-----------------------
  Averages                                         $2,537   10.77%   0.57%    0.78%    8.26%    0.71%    7.26%
  Medians                                               -        -       -        -        -        -        -

All Non-MHC State of NY(7)
--------------------------
  Averages                                         $6,419   11.73%   0.23%    1.11%   11.21%    1.19%   11.77%
  Medians                                             ---      ---     ---      ---      ---      ---      ---

Comparable Group Averages
-------------------------
  Averages                                         $1,059   11.91%   0.70%    0.67%    5.92%    0.61%    5.37%
  Medians                                               -        -       -        -        -        -        -


Comparable Group
----------------
ALLB    Alliance Bank MHC of PA (20.0)               $382    9.39%   1.55%    0.63%    6.72%    0.63%    6.72%
BCSB    BCSB Bankcorp MHC of MD (36.4)               $750    5.38%   0.17%    0.09%    1.47%    0.09%    1.33%
CHFN    Charter Financial MHC of GA (18.4)         $1,068   24.44%    N.A.    0.75%    3.14%    0.52%    2.17%
GOV     Gouverneur Bncrp MHC of NY (42.5)             $98   18.21%   0.86%    0.88%    4.64%    0.85%    4.51%
GCBC    Green Co. Bancorp MHC of NY (43.9)           $285   10.88%   0.14%    1.10%   10.12%    1.11%   10.26%
JXSB    Jacksonville Bancorp MHC of IL (46.8)        $260    7.99%   0.94%    0.30%    3.97%    0.27%    3.48%
NWSB    Northwest Bancorp MHC of PA (41.4)         $6,225    8.77%   0.67%    0.88%   10.39%    0.86%   10.10%
ONFC    Oneida Financial MHC of NY (42.4)            $427   12.11%   0.57%    0.77%    6.54%    0.67%    5.65%
PBHC    Pathfinder BC MHC of NY (35.3)               $303    7.25%   1.06%    0.52%    7.00%    0.36%    4.85%
WFD     Westfield Financial MHC of MA (46.5)         $794   14.68%   0.31%    0.79%    5.17%    0.70%    4.60%

(1)  Average of High/Low or Bid/Ask price per share.
(2) EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items (including the SAIF assessment) on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3) P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)  Indicated 12 month dividend, based on last quarterly dividend declared.
(5) Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2004 by RP(R) Financial, LC.